SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TradeStation Group, Inc.

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TRADESTATION GROUP, INC.

TradeStation Building

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

Notice of Annual Meeting of Shareholders

to be held June 1, 2010

To Our Shareholders:

The 2010 annual meeting of shareholders of TradeStation Group, Inc. will be held on June 1, 2010, at 10:00 a.m., local time, at the Renaissance Fort Lauderdale-Plantation Hotel, 1230 South Pine Island Road, Plantation, Florida 33324, for the following purposes:

1.	To elect five directors of the company, four of whom shall be independent directors as defined by applicable rules, to serve for a one-year term expiring in 2011;

2.	To approve the adoption of the Nonemployee Director Incentive Stock Plan;

3.	To ratify the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2010; and

4.	To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors has fixed April 5, 2010 as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof.

If you elected to receive our annual report and proxy statement electronically over the Internet you will not receive a paper proxy card. The annual report and proxy statement are available on our Web site at www.tradestation.com.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to vote by electronic access, phone or mail.

By Order of the Board of Directors

/s/ Marc J. Stone

Marc J. Stone
Secretary

Plantation, Florida

April 27, 2010

TRADESTATION GROUP, INC.

TradeStation Building

8050 S.W. 10th Street, Suite 4000

Plantation, Florida 33324

PROXY STATEMENT

INTRODUCTION

General

This proxy statement, together with the accompanying proxy card, is first being mailed to our shareholders on or about April 30, 2010, and is being furnished in connection with the solicitation of proxies by our Board of Directors for use in voting at our 2010 annual meeting of shareholders, including any adjournment or postponement of the annual meeting.

We are paying the cost of this solicitation. In addition to solicitation by mail, proxies may be solicited in person or by telephone, e-mail, facsimile or other means by our officers or regular employees, without paying them any additional compensation or remuneration. Arrangements have also been made with brokers, dealers, banks, voting trustees and other custodians, nominees and fiduciaries to forward proxy materials and annual reports to the beneficial owners of the shares held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

A copy of our annual report for the fiscal year ended December 31, 2009 (which includes our audited financial statements for the three fiscal years ended December 31, 2009) is being mailed, or a link to an Internet Web page containing such materials is being sent via email, to our shareholders together with this proxy statement. Such annual report is not, however, incorporated into this proxy statement and it is not to be deemed a part of the proxy soliciting material.

Voting Procedures

Proxies in the form enclosed, if properly executed and received in time for voting and not revoked, will be voted as directed in accordance with the instructions on the form. In voting by proxy with regard to the election of five directors to serve until the 2011 annual meeting of shareholders, shareholders may vote in favor of all nominees or withhold their votes as to all or any specific nominees. In voting by proxy in regard to (i) the approval of the adoption of the Nonemployee Director Incentive Stock Plan and (ii) the ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm, shareholders may vote for or against or abstain from voting. Any properly executed and timely received proxy not so directing or instructing to the contrary will be voted FOR (i) each of the company’s nominees as directors, (ii) approval of the adoption of the Nonemployee Director Incentive Stock Plan and (iii) ratification of the selection of Ernst & Young LLP. Please see Proposals 1, 2 and 3 set forth later in this proxy statement. Sending in a signed proxy will not affect a shareholder’s right to attend the meeting and vote in person, since the proxy is revocable. Any shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting by, among other methods, giving notice of such revocation to the Secretary of the company, attending the annual meeting and voting in person, or by duly executing and returning a proxy bearing a later date.

We know of no other matters to be presented for action at the annual meeting other than as mentioned. However, if any other matters properly come before the annual meeting in accordance with the bylaws of the company, the holders of the proxies intend to vote in such manner as they decide in their sole discretion.

Voting Securities

At the close of business on April 5, 2010, the record date for the determination of shareholders entitled to receive notice of, and to vote at, the annual meeting, the company’s outstanding voting securities consisted of 40,995,308 shares of common stock. Holders of common stock are entitled to one vote per share.

CORPORATE GOVERNANCE

Director Independence

A majority of our Board members are independent directors, as four out of the five members of the Board qualify as independent under the NASDAQ listing standards and the rules of the Securities and Exchange Commission (“SEC”). No director is considered independent unless the Board affirmatively determines that the director has no material relationship with the company (directly, or as a partner, shareholder or officer of an organization that has a relationship with the company) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Also, all members of the Board’s audit, compensation and nominating committees are independent directors. Members of the audit committee must (and do) meet the criteria established for audit committee service by all applicable federal and state laws, rules and regulations, and those of any agency, regulatory body or self-regulatory body (including NASDAQ) that are applicable to the company.

Code of Ethics

We have a Code of Ethics and Business Conduct that applies to all directors, officers and employees, including our principal executive officer, our principal financial officer, and our corporate controller and principal accounting officer. You can find our Code of Ethics and Business Conduct in the “Investor Relations” section of www.tradestation.com. We will post any amendments to the Code of Ethics and Business Conduct, and any waivers that are required to be disclosed by the rules of the SEC or any other regulatory agency, on our Web site.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees for director, (iii) our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers who were serving as executive officers at the end of the 2009 fiscal year (the “Named Executive Officers” or “NEOs”), and (iv) all directors and executive officers as a group. Except as otherwise described in the footnotes below, we believe that the beneficial owners of the common stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares.

	Shares Beneficially Owned (1)
Name of Beneficial Owner (1)	Shares	Restricted Shares (2)	Vested Options	Total Shares	Percent
FMR LLC (3)	6,181,482	—	—	6,181,482	15.1%
BlackRock, Inc. (4)	4,492,637	—	—	4,492,637	11.0%
Barclays Global Investors, NA (5)	2,615,669	—	—	2,615,669	6.4%
Royce & Associates, LLC (6)	2,780,600	—	—	2,780,600	6.8%
Salomon Sredni	750	309,348	523,964	834,062	2.0%
T. Keith Black	170,546	75,371	78,045	323,962	*
Charles F. Wright (7)	172,609	—	25,668	198,277	*
David H. Fleischman	17,500	78,850	148,671	245,021	*
Marc J. Stone	—	78,850	58,271	137,121	*
John Roberts	—	79,428	26,504	105,932	*
Michael W. Fipps (8)	750	—	25,668	26,418	*
Denise Dickins	250	—	43,668	43,918	*
Nathan D. Leight	—	—	8,334	8,334	*
All executive officers and directors as a group (11 persons) (9)	362,405	662,748	973,973	1,999,126	4.8%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. It also includes options held by executive officers and/or directors which are exercisable within 60 days of April 5, 2010. These options are included in the column “Vested Options” above.
(2)	Restricted shares include 621,847 shares of common stock which were granted to Messrs. Sredni, Black, Fleischman, Stone and Roberts. Of these shares, 152,439 shares granted to Mr. Sredni on February 20, 2007 and 9,868 shares granted to Mr. Roberts on July 24, 2007 vest ratably in annual increments over a five-year period and include 100% vesting acceleration upon death, disability and change in control of the company. The remaining 459,540 shares vest 50% on the third anniversary of the date of grant and 100% on the sixth anniversary and include 100% vesting acceleration upon retirement, death, disability and change in control of the company. All of the restricted shares include voting rights. If an officer’s employment terminates prior to full vesting (other than termination by reason of death or disability or following a change in control), he will automatically forfeit, and the company will reacquire, the unvested shares for no consideration.
(3)

All information regarding FMR LLC (“FMR”) and its affiliates is based on information disclosed in a Schedule 13G/A filed by FMR and Edward C. Johnson 3rd with the SEC on February 16, 2010. FMR and Mr. Johnson maintain offices at 82 Devonshire Street, Boston, Massachusetts, 02109. FMR is a parent holding company, which through its ownership of Fidelity Management & Research Company, and its affiliation with Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC and FIL Limited, was the beneficial owner of 6,181,482 shares, over all of which it had sole dispositive power and over 2,774,258 of which it had sole voting power. Such filing further indicates that the shares were not acquired for the purpose of and do not have the effect of changing or influencing the control of the company, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(4)

All information regarding BlackRock, Inc. (“BlackRock”) and its affiliates is based on information disclosed in a Schedule 13G filed by BlackRock with the SEC on January 8, 2010. BlackRock maintains offices at 40 East 52nd Street, New York, NY 10022. BlackRock was the beneficial owner of 4,492,637 shares over all of which it had sole dispositive and voting power. Such filing further indicates that the shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(5)	All information regarding Barclays Global Investors, NA (“Barclays”) and its affiliates is based on information disclosed in a Schedule 13G filed by Barclays and affiliates with the SEC on February 5, 2009. Barclays maintains offices at 400 Howard Street, San Francisco, CA 94105. Barclays, together with its affiliates Barclays Global Fund Advisors and Barclays Global Investors, Ltd, was the beneficial owner of 2,615,669 shares, over all of which it had sole dispositive power and over 2,049,805 of which it had sole voting power. Such filing further indicates that the shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
(6)	All information regarding Royce & Associates, LLC (“Royce”) and its affiliates is based on information disclosed in a Schedule 13G/A filed by Royce with the SEC on January 26, 2010. Royce maintains offices at 1414 Avenue of the Americas, New York, NY 10019. Royce was the beneficial owner of 2,780,600 shares over all of which it had sole dispositive and voting power. Such filing further indicates that the shares were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
(7)	Total shares include 2,500 shares held as custodian for the benefit of the sons of Charles F. Wright.
(8)	Total shares include 500 shares held by the spouse of Michael W. Fipps with respect to which Mr. Fipps disclaims beneficial ownership.
(9)	Restricted shares and total shares include 40,901 restricted shares and vested options and total shares include 35,180 vested options held by two executive officers, William P. Cahill and Edward H. Codispoti, who are not Named Executive Officers.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the company and their respective ages and positions with the company as of the date of this proxy statement are as follows:

NAME	AGE	POSITION WITH THE COMPANY
Salomon Sredni	42	Chief Executive Officer and President and Director
David H. Fleischman	64	Chief Financial Officer, Vice President of Finance and Treasurer
Marc J. Stone	49	General Counsel, Vice President of Corporate Development and Secretary
John Roberts	58	Chief Operating Officer
William P. Cahill	60	Vice President of Brokerage Operations; and President and Chief Operating Officer, TradeStation Securities
T. Keith Black	47	Vice President of Product Development, TradeStation Technologies
Edward H. Codispoti	39	Chief Accounting Officer, Corporate Controller and Vice President of Accounting
Denise Dickins (1,2,3,4)	48	Director
Michael W. Fipps (1,2)	67	Director
Nathan D. Leight (1,3)	50	Director
Charles F. Wright (2,3)	59	Director

(1)	Member of the nominating committee of the Board.
(2)	Member of the audit committee of the Board.
(3)	Member of the compensation committee of the Board.
(4)	Lead Director.

The directors hold office until the next annual meeting of shareholders. Executive officers serve at the discretion of the Board.

T. KEITH BLACK was appointed Vice President of Product Development for TradeStation Technologies in February 2007. Prior to that, from October 1999 through February 2007, he served as Vice President of Server Technology for TradeStation Technologies. Before joining the company, from October 1991 through October 1999, Mr. Black was a co-founder and President of Window On WallStreet, Inc., which was acquired by the company in October of 1999. Prior to founding Window On WallStreet Mr. Black served, from 1985 through October 1991, as a Senior Software Engineer or Software Consultant for various companies, including Electronic Data Systems (EDS), Micrografx, Inc., and Software AG, USA. Mr. Black received a bachelor’s degree in Computer Science from the University of North Texas in 1985.

WILLIAM P. CAHILL has served as Chief Operating Officer of TradeStation Securities, the company’s principal operating subsidiary, since 2004 and, in January 2009, was also appointed President of TradeStation Securities. In addition, Mr. Cahill has served as the company’s Vice President of Brokerage Operations since October 2008. Over his long career in the brokerage industry, Mr. Cahill has served as chief operating officer and in similar senior management roles with various brokerage firms. From 2001 to 2004, Mr. Cahill served as Senior Vice President, Operations Analysis of Fahnestock & Co., Inc. From 1999 to 2001, Mr. Cahill served as Chief Operating Officer of Wyse Securities, a division of Pyramid Financial Corporation. From 1998 to 1999, Mr. Cahill served as Managing Director of Operations for the Montgomery Division of Banc of America Securities LLC. From 1992 to 1998, Mr. Cahill served as Vice President, Operations of J.P. Morgan Securities Inc. and, from 1984 to 1992, Mr. Cahill served as Vice President, Operations of Newbridge Securities Inc. He studied finance at The New York Institute of Finance.

EDWARD H. CODISPOTI has served as the company’s Corporate Controller and Vice President of Accounting since September 2007 and was also named the company’s Chief Accounting Officer in February 2010. From April 2003 to June 2007, and from March 1997 to August 1999, Mr. Codispoti served in various financial capacities for Kos Pharmaceuticals, Inc. and Subsidiaries, then a publicly-held pharmaceutical company, including serving as Vice President of Financial Reporting and Assistant Controller. Mr. Codispoti’s other financial positions have been with Independent Purchasing Cooperative, Inc. and Marex, Inc. Mr. Codispoti began his career at Arthur Andersen, LLP. He is a Certified Public Accountant, and a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Codispoti earned his Bachelor of Accounting and Master of Accounting degrees from Florida International University.

DENISE DICKINS joined the Board, and became a member of the audit committee and the nominating committee, in July 2005. Ms. Dickins was appointed to the compensation committee in March 2009. Since August 2006, Ms. Dickins has served as an Assistant Professor of Accounting at the College of Business at East Carolina University and, from 2002 through August 2006, was an Instructor of Accounting and Auditing at Florida Atlantic University. From 1994 until August 2002, Ms. Dickins was a partner at Arthur Andersen LLP, a public accounting firm, which included serving as the partner-in-charge of its South Florida Audit Division between 1999 and 2002 and as the audit engagement partner for TradeStation Group (and its predecessor) from 1995 until 2001. Prior to becoming a partner at Arthur Andersen, Ms. Dickins was employed, beginning in August 1983, as an accountant at Arthur Andersen. Ms. Dickins is a Certified Public Accountant and Certified Internal Auditor who has a doctoral degree in Business Administration from Florida Atlantic University and a bachelor’s of science degree in Accounting and Finance from Florida State University. Ms. Dickins has had no involvement with the company’s audits or outside auditors (other than in her role as a member of the audit committee) since the company terminated its relationship with Arthur Andersen in May 2002. Since 2007, Ms. Dickins has been a member of the board of directors and a member of the audit committee of Watsco Incorporated. In June 2009, Ms. Dickins became a member of the board of directors and a member of the audit committee of Steiner Leisure Ltd. Ms. Dickins has extensive experience with financial reporting and corporate governance issues, including instructing, researching and publishing articles on these topics, which provides a unique perspective to the Board.

MICHAEL W. FIPPS joined the Board, and became a member of the audit committee, in March 2002, and became a member of the nominating committee upon its creation in July 2005. In April 2007, Mr. Fipps became the chief financial officer of Osmotica Pharmaceutical Corp., where he had served as a consultant since August 2006. Prior to becoming the Chief Financial Officer of Osmotica, Mr. Fipps was semi-retired for approximately ten years, working occasionally as an independent consultant, including associations with Osmotica and Endeavor Pharmaceuticals (from April 2002 to July 2003), both privately-held specialty pharmaceutical companies, and Connally and Associates (from December 1998 through April 2000), a profit recovery firm. From June 1994 to October 1997, he served as Chief Financial Officer and Senior Vice President of IVAX Corporation, then a publicly-held pharmaceutical company. Before going to IVAX, Mr. Fipps served, from 1973 to 1994, the last 10 years as Vice President-Finance and Treasurer, at Bergen Brunswig Corporation, a large wholesale distributor of prescription pharmaceuticals and other health care products. Mr. Fipps is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. He has a bachelor’s of arts degree from University of North Carolina. Mr. Fipps’ experience serving as Chief Financial Officer of both publicly traded and closely held corporations provides valuable knowledge and insight to the Board.

DAVID H. FLEISCHMAN joined the company as Chief Financial Officer, Vice President of Finance and Treasurer in February 2001. Prior to joining the company, Mr. Fleischman was engaged as a Director of Crossroads LLC, a firm that provides financial and management expertise and services to companies seeking to maximize the efficiencies and performance of their management teams. From January 1997 until September 2000, Mr. Fleischman served as Senior Vice President, Chief Financial Officer and member of the board of advisors of The SeaSpecialties Group, a company that produced products in the seafood industry. From 1992 to 1996, he served as Senior Vice President and Treasurer of The Kislak Organization – J.I. Kislak, Inc., an organization that, during those years, included the largest privately-held mortgage-banking company in the United States. From 1983 to 1992, Mr. Fleischman served as a Director, Vice President and Chief Financial Officer of the U.S. group of Berisford International plc, a publicly-held United Kingdom company. From 1969 to 1983, he held several positions with subsidiaries of Midland Bank plc, including London American Finance Corporation and Drake America Corporation. He began his career in 1967 in the audit division of a predecessor firm of Ernst & Young LLP. Mr. Fleischman has a bachelor’s of science degree in accounting from The New York Institute of Technology.

NATHAN D. LEIGHT joined the Board, and became a member of both the compensation committee and the nominating committee, in June 2009. Mr. Leight is the co-founder and a managing member of Terrapin Partners, LLC and a co-founder and a managing member and the Chief Investment Officer of Terrapin Asset Management, LLC. Terrapin Partners, LLC, established in 1998, is a private investment management firm focused on private equity investing. Terrapin Asset Management, LLC, established in March 2002, focuses primarily on the management of multi-manager hedge fund portfolios. From September 1998 to March 1999, Mr. Leight served as the interim Chief Executive Officer of e-STEEL L.L.C., an industry-specific business-to-business software enterprise, and from January 2000 to May 2002, he served as interim Chief Executive Officer of VastVideo, Inc., a provider of special interest video content and related technology to Web sites and interactive television operators. Both e-STEEL and VastVideo were Terrapin Partners, LLC portfolio companies. From February 1995 to August 1998, Mr. Leight was employed by Gabriel Capital LP, a hedge fund with assets exceeding $1 billion specializing in investing in bankruptcies, under-valued securities, emerging markets, and merger arbitrage, and from February 1995 to August 1997, he served as its Chief Investment Officer. From December 1991 to February 1995, Mr. Leight served as a managing director of Dillon Read & Co., a private investment firm, where he oversaw the firm’s proprietary trading department. Mr. Leight received an A.B. from Harvard College (cum laude). Mr. Leight was a member of the board of directors of Aldabra Acquisition Corporation until it merged with Great Lakes Dredge & Dock Corporation in 2006, at which time he became a member of the board of directors of Great Lakes Dredge & Dock Corporation. Mr. Leight has also been a member of the board of directors of Boise, Inc. since 2007. Mr. Leight’s years of experience in asset and hedge fund management provide the Board with the perspectives of some of the company’s current and potential institutional clients.

JOHN ROBERTS joined the company in July 2007 as Chief Marketing Officer and was named Chief Operating Officer effective January 2009. From 2004 to 2007, Mr. Roberts served as Chief Marketing Officer and a Managing Director of the Chicago Mercantile Exchange (CME), the world’s largest financial exchange, serving as its first Chief Marketing Officer following its initial public offering. From 1999 to 2004, Mr. Roberts was a Managing Director of Barclays Global Investors (BGI), serving as Head of Marketing and Communications from 2000 to 2004. Prior to BGI, Mr. Roberts served, from 1988 to 1999, as Senior Vice President, Marketing, of the Chicago Board Options Exchange (CBOE), where he directed worldwide business development, and helped create the Options Industry Council, a recognized leader in options education. Mr. Roberts’s other marketing positions have been with Citicorp Savings of Florida, Campbell Soup Company, and General Mills. Mr. Roberts has an MBA degree in Marketing from Amos Tuck School and a bachelor’s degree in math and economics from Dartmouth College.

SALOMON SREDNI joined the company in December 1996 as its Vice President of Operations and Chief Financial Officer and was named Treasurer and a director in July 1997. In August 1999, he was named President and Chief Operating Officer and became Chief Executive Officer and President in February 2007. Mr. Sredni also serves as a director of TradeStation Securities and TradeStation Technologies. Before joining the company, Mr. Sredni was, from August 1994 to November 1996, Vice President of Accounting and Corporate Controller at IVAX Corporation, then a publicly-held pharmaceutical company. From January 1988 to August 1994, he was with Arthur Andersen LLP, a public accounting firm. Mr. Sredni is a Certified Public Accountant, and a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. He has a bachelor’s degree in accounting from The Pennsylvania State University. Mr. Sredni’s day to day leadership, as the company’s Chief Executive Officer and President, provides the Board with in-depth knowledge of the company’s operations.

MARC J. STONE joined the company in May 1997 as its General Counsel, Vice President of Corporate Development, and Secretary. Mr. Stone also serves as a director of the company’s three subsidiaries, TradeStation Securities, TradeStation Technologies and TradeStation Europe Limited, and as an executive registered principal of TradeStation Securities, the company’s principal operating subsidiary. From January 1993 to May 1997, Mr. Stone was a partner at the predecessor law firm of Bilzin Sumberg Baena Price & Axelrod LLP, which currently serves as the company’s regular outside counsel. Prior to that time, from 1985 to 1992, Mr. Stone was an associate with that law firm. Mr. Stone has a bachelor’s degree with concentrations in English and American Literature and in Theatre Arts and Dramatic Literature from Brown University, and received his law degree from University of California (Boalt Hall) School of Law at Berkeley. Mr. Stone is a member of the Bar of the State of New York, The Florida Bar, the American Bar Association and the New York State Bar Association.

CHARLES F. WRIGHT joined the Board in June 2001, at which time he also became a member of the compensation committee, and served as a member of the audit committee from June 2001 through July 2005. Mr. Wright was reappointed to the audit committee in March 2009. Mr. Wright is the Chairman of Fall River Group, Inc., which owns and operates a group of foundries in Wisconsin. He has been Chairman since 1984, and has been associated with Fall River Group since 1973. He is also the Chairman and a Principal of Fall River Capital, LLC, an investment advisory firm that specializes in the trading of global financial and natural resource futures. He has held these positions since 1999. Since 1997, Mr. Wright has also been Chairman and a co-owner of Quaestus & Co., Inc., a merchant banking firm located in Milwaukee, Wisconsin. From November 2001 through June 2005, he was Chairman and co-owner of Kilbourn Capital Management, Inc., which manages the Kilbourn Diversified Strategy Fund, a hedge fund of funds. From 1992 until its acquisition by Cumulus Media, Inc. in 1997, Mr. Wright served as Chairman of Caribbean Communications Company Ltd., a developer and operator of a radio network throughout the English-speaking Caribbean Islands. Mr. Wright serves on the board of directors of Goodwill Industries of Southeastern Wisconsin and Metropolitan Chicago, Second Harvest Food Bank Foundation, and Good Hope School in St. Croix, U.S. Virgin Islands. Mr. Wright is registered with the CFTC and the NFA as a Commodity Trading Advisor, and holds a master’s degree in Business Administration from Harvard University Graduate School of Business. Prior to joining the Board, Mr. Wright occasionally performed consulting services for the company, the last payments for which were made in 1999, two years before he joined the Board. Through his prior years of service on the Board and his experiences with Fall River Capital, LLC, Mr. Wright has many years of knowledge of the challenges and opportunities presented to both our company and our industry.

Board Leadership Structure

The current Board Chairman is also the current CEO. In addition, the independent directors have designated an independent Lead Director. The independent directors believe that the company’s current model of the combined Chairman/CEO role in conjunction with the Lead Director position is the appropriate leadership structure at this time. The independent directors believe that the combined Chairman/CEO model is a leadership model that has served our shareholders well for many years, that provides clarity as to corporate leadership and accountability, and that promotes efficient and effective communication between management and the Board. In addition, the independent directors believe that Mr. Sredni’s long tenure and experience with the company makes him the most qualified to be the person who generally leads discussions of strategic issues for the company. The Nominating Committee and the other independent directors periodically review this structure to ensure it is still appropriate for the Company.

Lead Director

In February 2010, the independent directors decided to elect a Lead Director in accordance with what they believed to be best corporate governance practices. The Lead Director, who is currently Denise Dickins, is an independent director who is elected annually by all of the independent directors on the Board. The Lead Director’s responsibilities are as follows:

•	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Calling executive sessions of the independent directors;

•	Serving as a liaison between the Chairman and the independent directors;

•	Approving information sent to the Board;

•	Approving meeting agendas for the Board meetings;

•	Approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	If requested by major shareholders, ensuring that he or she is available for consultation and direct communication.

Risk Oversight Functions

The Board receives, reviews and assesses reports from the Board Committees and from management relating to enterprise-level risks. Each Board Committee is responsible for overseeing and considering risk issues relating to their respective Committee and reporting their assessments to the full Board at each regularly scheduled Board meeting. When granting authority to management, approving strategies and receiving management reports, the Board and Committees consider, among other things, the risks we face. Each Committee reviews management’s assessment of risk for that Committee’s respective area of responsibility. All Board Committees meet periodically with members of senior management to discuss the relevant risks and challenges facing the Company. At least quarterly, the General Counsel reports to the Board regarding those risks associated with the Company’s governance practices, compliance issues and significant pending legal matters. The Audit Committee considers risk issues, policies and controls associated with our overall financial reporting and disclosure process and legal compliance, and reviews policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the Chief Financial Officer, the Chief Accounting Officer and the independent registered public accounting firm in executive sessions at least quarterly, and receives quarterly reports from a risk factors committee comprised of senior management. The Compensation Committee assesses and discusses with the

Board the relationship between the inherent risks in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level of risk corresponds to the company’s business strategies. The Board has determined that any risks arising from the company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Board Meetings and Committees of the Board

The Board held six meetings and acted by unanimous written consent in lieu of a meeting one time during the fiscal year ended December 31, 2009. The Board currently includes four nonemployee, independent members (“independent directors”) – Denise Dickins, Michael W. Fipps, Nathan D. Leight and Charles F. Wright. Ms. Dickins, Mr. Fipps, Mr. Leight and Mr. Wright are all independent directors, as defined under Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market.

Mr. Fipps, Ms. Dickins, and Mr. Wright serve on the audit committee of the Board. The audit committee’s responsibilities and other matters related to the audit committee are discussed in “Audit Committee Report” below.

Ms. Dickins, Mr. Leight and Mr. Wright serve on the compensation committee of the Board. Mr. Leight became a member of the compensation committee when he was elected to the Board in June 2009. The compensation committee determines executive officers’ compensation packages and administers the company’s Incentive Stock Plan and Employee Stock Purchase Plan. The compensation committee held four meetings during the fiscal year ended December 31, 2009. See discussion of “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis” below.

Ms. Dickins, Mr. Leight and Mr. Fipps serve on the nominating committee of the Board. Mr. Leight became a member of the nominating committee when he was elected to the Board in June 2009. The nominating committee is responsible for the identification of individuals qualified to become members of the Board, the selection of the director nominees for annual meetings of shareholders, the selection of director candidates to fill any vacancies on the Board, and related responsibilities. The nominating committee held three meetings during the fiscal year ended December 31, 2009. See discussion of “Director Nominations” below.

In 2009, all Board and committee meetings had 100% attendance. All committee charters are available in the “Investor Relations” section of www.tradestation.com.

Director Nominations

The nominating committee of the Board operates pursuant to a written nominating committee charter, which is reviewed each year. The amended and restated charter (as of February 10, 2010) has been included as Exhibit “A” to this proxy statement. The nominating committee is responsible for the identification of individuals qualified to become members of the Board, the selection of the director nominees for annual meetings of shareholders, the selection of director candidates to fill any vacancies on the Board, and related responsibilities. Criteria to be considered by the nominating committee in identifying and evaluating nominees include experience in corporate governance, experience in, or relationships within, the company’s industry, academic or professional expertise, reputation for high moral and ethical standards, business and professional standing that will add to the Board’s stature, business experience, skills and time availability, and the diversity of the skills, background and experience of Board members as a whole. In addition, it is a primary objective of the nominating committee to assure that the Board and its committees satisfy the independence requirements of NASDAQ and any other applicable self-regulatory or regulatory requirements. The nominating committee’s policy with regard to the consideration of diversity in identifying director nominees requires the committee to consider the diversity of the skills, background and experience of Board members as a whole as one of many other criteria that must be considered in recommending candidates for election or appointment to the Board; however, this policy does not require that the composition of the Board be diverse in any manner or that persons identified as director nominees must promote or enhance the diversity of the Board.

The nominating committee will consider director candidates recommended by shareholders and will evaluate such candidates on the same basis as candidates recommended by other sources. Such recommendations may be submitted to the company, Attention: Secretary, at the company’s address set forth in this proxy statement. In order to ensure review and consideration of any shareholder’s recommendation, a recommendation should be submitted no later than the same date (December 28, 2010) as shareholder proposals are required to be submitted in order to receive consideration for inclusion in the company’s 2011 proxy material. See “SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING” below. The Secretary will present such recommendations to the nominating committee. The nominating committee will identify potential candidates through recommendations from the company’s officers, directors, shareholders and other appropriate third parties.

In 2009, the Board did not pay a fee to any third party to identify candidates. Although the company is not currently paying a fee to any third party to identify or evaluate potential nominees, the nominating committee may engage a third-party search firm in the future, which is authorized by the nominating committee charter.

Policy on Attendance of Directors at Annual Meeting of Shareholders

We encourage, but do not require, attendance of all incumbent directors and director nominees at our annual meeting of shareholders. At our 2009 annual meeting, one member of the Board was present.

Shareholder Communication with Directors

Shareholders may communicate with the Board or to specified directors by sending a letter to the Board of the company, in care of the Secretary of the company at its corporate headquarters. Any shareholder communications that are addressed to the Board or specific directors will be delivered by the Secretary of the company to the Board or such directors.

Directors’ Compensation

For the 2009-2010 term, each of our independent directors received an annual retainer of $15,000, the chairman of the audit committee received an additional annual retainer of $10,000 and the chairman of the compensation committee received an additional annual retainer of $7,500, paid promptly following election as a director at the 2009 annual shareholder meeting. Each director also received $1,500 per Board meeting, $1,500 per audit committee meeting and $1,500 per any other committee meeting. All directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Other than reimbursement of out-of-pocket expenses, a director who is an employee or officer does not receive compensation of any kind for service as a director. In addition, in February 2010, the independent directors elected a lead director, who will be paid an additional annual retainer of $7,500 for serving in that capacity.

Historically, the Board has determined the compensation to be paid to non-employee directors based on informal comparisons to the amounts being paid to non-employee directors at other online trading companies and taking into account the size differential between us and those competitors. In April 2008, the compensation committee engaged Watson Wyatt Worldwide as the company’s outside compensation consulting firm to conduct a review of the competitiveness and structure of the company’s non-employee director compensation program. The consultants (i) conducted discussions with selected Board members, (ii) benchmarked the level of the company’s current compensation program (by component and in total) against available data from a peer group and survey sources for comparable companies (both the peer group and the survey sources were decided upon by the compensation committee) and prepared a detailed summary of their benchmarking analysis, (iii) reviewed the structure of the company’s program against current trends, emerging best practices and investors’ views, (iv) developed alternatives to the levels and structure of the company’s program and (v) reviewed their findings and alternative programs with the compensation committee and with the company’s senior management. Watson Wyatt Worldwide did not provide any other services to the company. The consultants concluded that the total compensation paid to the Board was less than our peer group median, due in large part to the fact that the value of the equity compensation component paid to our Board members was significantly below the peer group median, and recommended several options for altering our equity compensation structure to bring that component of the directors’ compensation closer to our peer group median. In 2009, the Board did decide to follow the consultants’ recommendation that the chairman of the compensation committee be paid an annual retainer of $7,500 and that the meeting fee per compensation committee meeting be raised from $1,000 to $1,500. The Board also raised the meeting fee per nominating committee meeting from $1,000 to $1,500. These changes were implemented for the 2009-2010 term.

In 2010, the Board reconsidered the options for altering our equity compensation structure and adopted, subject to shareholder approval, a new Nonemployee Director Incentive Stock Plan. Under the new Nonemployee Director Incentive Stock Plan, the Board would have greater flexibility in compensating nonemployee directors and would be able to utilize a range of stock-based awards instead of being limited to issuing stock options, as is currently the case. More information on the Nonemployee Director Incentive Stock Plan can be found in the discussion of Proposal 2 below. If the Nonemployee Director Incentive Stock Plan is approved, upon re-election to the Board at the 2010 annual meeting, each director will be granted restricted stock having a fair market value of $60,000 on the date of grant (which will be the third trading day following the release of our second quarter 2010 earnings). Going forward, the compensation committee of the Board will continue to gather and analyze any information that it deems relevant and will make recommendations to the Board regarding non-employee director compensation, including the size of future grants under the Nonemployee Director Incentive Stock Plan, for the entire Board’s approval.

Pursuant to the company’s Amended and Restated Nonemployee Director Stock Option Plan (the “Old Plan”), each non-employee director receives options to purchase up to 75,000 shares of common stock upon initial election as a director, as determined by the Board at such time. Nathan Leight was awarded options to purchase 25,000 shares of common stock upon his initial election to the Board in June 2009. Upon each re-election to the Board at the annual meeting of shareholders, each nonemployee director is automatically granted, on the date of re-election, additional options to purchase 7,000 shares of common stock. The fair market value of the common stock on the date of grant equals the closing price of the company’s common stock on the date of grant (or the closing price on the next trading day if the company’s common stock was not traded on the date of grant). We reserved 700,000 shares of common stock for issuance under the Old Plan, subject to antidilution adjustments. Options granted have a term of five years and vest in equal installments over three years. As of December 31, 2009, options to purchase 148,000 shares were outstanding and 364,000 shares were available for issuance under the Old Plan.

If the Nonemployee Director Incentive Stock Plan is approved by the shareholders at the 2010 annual meeting, no additional awards will be granted under the Old Plan.

The following table further summarizes director compensation paid to the non-employee directors during 2009:

2009 DIRECTOR COMPENSATION TABLE

Director Name	Fees Earned or Paid in Cash($)	Option Awards ($) (1)(2)	All Other Compensation($)(3)	Total($)
William R. Cruz (4)	4,500	—	—	4,500
Ralph L. Cruz (4)	4,500	—	—	4,500
Denise Dickins	40,000	26,828	—	66,828
Michael W. Fipps	47,500	26,828	—	74,328
Nathan D. Leight	21,000	95,815	—	116,815
Stephen C. Richards (5)	4,000	—	—	4,000
Charles F. Wright	42,500	26,828	—	69,328

(1)	The following table summarizes the number of outstanding option awards held at December 31, 2009 by each person who served as a nonemployee director during any part of 2009 :

Director Name	Outstanding Option Awards at 12/31/09
William R. Cruz	—
Ralph L. Cruz	—
Denise Dickins	53,000
Michael W. Fipps	35,000
Nathan D. Leight	25,000
Stephen C. Richards	—
Charles F. Wright	35,000

Mr. Richards retired from the Board effective March 6, 2009. Pursuant to the terms of the Director Plan, all of Mr. Richards’ options became fully vested upon his retirement and expired on September 1, 2009.

(2)	The amounts set forth in this column represent the aggregate grant date fair value of awards made during the fiscal year ended December 31, 2009 in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. The aggregate grant date fair values of the 2009 option grants were determined by multiplying the number of options granted by a fair value per share of $3.83. Assumptions used in the calculation of the fair value per share are included in Note 10, Stock Based Compensation, to the audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2009.
(3)	The value of any perquisites and other personal benefits received by each director was de minimis.
(4)	William R. Cruz and Ralph L. Cruz did not stand for re-election at the 2009 annual meeting. Accordingly, fees were earned only through June 2, 2009.
(5)	Mr. Richard retired from the Board in March 2009. Accordingly, fees were earned only through the date of his retirement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires officers (as defined under the Exchange Act) and directors, and persons who own more than ten percent of a registered class of a company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Our officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to us and our understanding that no Forms 5 were required, we believe that during the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to our officers, directors and greater-than-ten-percent beneficial owners were satisfied.

Transactions With Related Persons

No director or executive officer of the company, and no immediate family member of any director or executive officer of the company, has a direct or indirect material interest in any transaction since January 1, 2009 in which the company or any of its subsidiaries was a participant, and no such transaction is currently proposed. The company has policies and procedures regarding the review and approval of related-person transactions. Such policies and procedures are in writing and have been approved by the audit committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company participates and the amount involved exceeds $10,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ and executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their households (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related party transaction policies and procedures must promptly notify the company’s general counsel and the chairman of the audit committee prior to engaging in the proposed transaction and must provide all material details of the proposed transaction and his or her interest in the transaction. The audit committee will consider any proposed related party transaction at its next meeting. The audit committee may authorize the transaction only if the audit committee determines that the transaction is fair to, and in the best interests of, the company at the time of its authorization. The transaction must be approved in good faith by a majority of the disinterested directors on the audit committee.

Audit Committee Report

The audit committee of the Board consists of three non-employee directors, Michael W. Fipps (Chairman), Denise Dickins and Charles F. Wright. The audit committee operates under a written charter, which is reviewed each year and is available in the “Investor Relations” section of www.tradestation.com. The Board has determined that Mr. Fipps and Ms. Dickins are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K. We believe that the audit committee’s current member composition satisfies the rules of NASDAQ that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). The audit committee held seven meetings in 2009.

The audit committee monitors and oversees the company’s financial reporting process on behalf of the Board, reviews the independence of its independent registered public accounting firm and is responsible for authorizing or approving the engagement of its independent registered public accounting firm for both audit services and permitted non-auditing services, the scope of audit and non-audit assignments, related fees, the accounting principles used in financial reporting, internal financial auditing procedures, the adequacy of the internal control procedures, critical accounting policies, and the overall quality of the company’s financial reporting.

Management is responsible for the company’s financial statements, systems of internal control and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements and performing an audit of the effectiveness of internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board, and to issue reports thereon. The audit committee’s responsibility is to monitor and oversee these processes.

The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the audit committee’s charter. In this context, the audit committee discussed with Ernst & Young LLP the results of its audit of the company’s financial statements and its audit of the effectiveness of internal control over financial reporting for the year ended December 31, 2009.

Specifically, the audit committee has reviewed and discussed with the company’s management the audited financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. In addition, the audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committee,” as amended, and any other matters required to be discussed under generally accepted auditing standards. These discussions included the scope of the independent registered public accounting firm’s responsibilities, significant accounting adjustments, any disagreement with management and a discussion of the quality (not just the acceptability) of accounting principles, reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm provided the audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee discussed with the independent registered public accounting firm that firm’s independence from the company and its management. During fiscal year 2009, the company retained its current independent registered public accounting firm, Ernst & Young LLP, for the audit of the fiscal year 2009 financial statements, the audit of the effectiveness of internal control over financial reporting, and the reviews of the company’s 2009 quarterly reports on Form 10-Q.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Michael W. Fipps, Chairman

Denise Dickins

Charles F. Wright

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

We have, since the initial public offering of our predecessor company in 1997, worked hard to ensure that our executive compensation philosophy, culture and practices are reasonable, not excessive, and consistent with the interests of our shareholders. The company believes that, over the years, total compensation for its executives has been competitive and that it has been able to acquire and retain through its compensation practices highly-qualified persons to compose its executive management team. The company remains committed to the creation and implementation of executive compensation plans, programs and awards that strike a balance which effectively rewards and “incentivizes” performance, and attracts and retains valuable services, but is not excessive or focused in a manner that is unrelated to enhancing the executive’s performance or otherwise not in the best interests of the company’s shareholders. We believe that striking this balance effectively is the best manner to enhance the company’s value through our executive management team.

Compensation Committee and Compensation Committee Charter

The compensation committee was created by the Board to assist the Board in fulfilling its responsibilities relating to employee compensation/benefit/equity plans (such as our Incentive Stock Plan and Employee Stock Purchase Plan) generally, and all executive officer compensation plans, packages and programs (whether individual or collective). The compensation committee consists of three non-employee, independent directors of the Board. The independence of these three directors meets the definition and requirements for that status of both the SEC, for publicly-traded companies, and The NASDAQ Global Select Market, for NASDAQ-listed companies. The three members of the compensation committee are currently Denise Dickins, Nathan D. Leight and Charles Wright, with Mr. Wright as Chairman. Ms. Dickins has been a member of the compensation committee since March 2009, Mr. Leight has been a member since his election to the Board in June 2009 and Mr. Wright has been a member since 2001. The compensation committee held four meetings in 2009 and held two meetings and acted once by unanimous written consent in the first quarter of 2010. We believe that it is important, in seeking to achieve the best overall results for the company regarding its employee compensation plans and executive compensation plans and programs, that the compensation committee consist solely of non-employee, independent directors, as defined by the SEC and NASDAQ, and meet and discuss relevant issues as often as reasonably required each year. With respect to 2010 year-end compensation decisions as well as decisions relating to 2011 compensation packages, the compensation committee has already adopted and provided to management a formal schedule that addresses what information the compensation committee will want to review and when that information must be provided and sets deadlines for different stages of the decision-making process. All executive compensation is ultimately determined solely by the compensation committee or pursuant to written plans, procedures or authorizations formally adopted or recommended by it, except that compensation of the CEO, once approved and recommended by the compensation committee, must also be unanimously ratified by the Board.

The compensation committee operates under a written charter, which is reviewed each year and is available in the “Investor Relations” section of www.tradestation.com. The compensation committee charter sets forth the purpose of the committee, its responsibilities and duties regarding employee plan adoption and administration and executive officer compensation evaluation and determination, disclosure and reporting, use of outside advisers and other resources, and requirements regarding meetings and procedures. Responsibilities and duties of the committee for employee plans (such as the company’s Incentive Stock Plan and Employee Stock Purchase Plan) include preparation, review and recommendation to the Board of plans and amendments, administration of the plans and, in consultation with the CEO, approval of formulaic and/or discretionary equity-based awards pursuant to equity compensation plans. With respect to executive officer compensation generally, responsibilities and duties include annual evaluation of the CEO, annual evaluation of all other executive officers with the expectation that the CEO will take primary responsibility for evaluating all other executive officers and reporting his opinions to the committee, determination and approval of all executive officer compensation, including perquisites and any special benefits, for the CEO (subject to ratification by the Board) and, in consultation with the CEO, for the other executive officers, establishment and review of performance objectives and company goals related to executive compensation, and review and approval of executive officer employment, severance, change-in-control or similar agreements.

The charter also requires the committee to prepare annually a Compensation Committee Report on executive compensation that the rules of the SEC require be included in the company’s Annual Report on Form 10-K and/or annual proxy statement. In addition, the committee has the responsibility to assist, as requested by the company’s executive officers, with the preparation of any other disclosure of executive compensation required by the rules of the SEC to be included in the company’s Annual Report on Form 10-K and/or proxy statement including, but not limited to, this compensation discussion and analysis. In connection with that responsibility, the committee is to review and discuss this discussion and analysis with the company’s executive officers and, as appropriate, other senior management and, based on such review and discussion, determine whether to recommend to the Board that it be included in the company’s Annual Report on Form 10-K and/or proxy statement. The committee is required to review the charter annually and recommend to the Board any modifications it deems appropriate.

General Compensation Philosophy

We believe that an experienced, high-quality senior management team is critical to our success. Our executive officers are not only experienced and highly-qualified in what they do, but most have been in a senior role with the company for many years. The company’s CEO, Salomon Sredni, has been part of senior management for over 13 years (including serving as President and Chief Operating Officer for over eight years before being promoted to CEO in February 2007), and our Chief Financial Officer, David Fleischman, has held that position for over nine years. Our General Counsel, Marc Stone, has held that position, and served as our Vice President of Corporate Development and Secretary, for 13 years. T. Keith Black, who was promoted in February 2007 to the executive office of Vice President of Product Development of the company’s technologies subsidiary, has been with us for over ten years. William Cahill, who was promoted to President and Chief Operating Officer of TradeStation Securities in January 2009, has served as the Chief Operating Officer of TradeStation Securities for six years. John Roberts, our Chief Operating Officer, joined to be our Chief Marketing Officer in July 2007 before being promoted to Chief Operating Officer in January 2009, and has over 30 years experience in marketing, most of it in the brokerage industry. Edward Codispoti, who was promoted from Corporate Controller and Vice President of Accounting to the executive position of Chief Accounting Officer, Corporate Controller and Vice President of Accounting in February 2010, joined our company in September 2007 and has over 15 years of accounting experience. We believe this length of experience with the company, and generally, enables the development of a deeper knowledge of our products, services, operations and business goals, fosters better teamwork and, we believe, produces higher-quality, more-efficient results.

Based on these beliefs and circumstances surrounding the company’s executive management team, the compensation committee’s approach to executive compensation is to develop, offer and implement programs and packages that enable the company to retain its executive management, create incentives for executive management to continue to perform at high levels and help produce increasingly-positive overall results, and to attract highly-qualified new members to the executive management team if, as and when needed. Within this strategy, the compensation committee considers it essential to the vitality of the company to maintain levels of compensation opportunity that are competitive with companies, as appropriate, in our industry and/or geographic region, taking into account relative market capitalizations and other relevant measurements when viewing the compensation approaches used, and overall amounts paid, by such companies. Overall, the compensation committee’s goal with executive compensation is to maintain and enhance the company’s value and to align each executive’s interests with those of the shareholders in a manner that is reasonable and appropriate in light of the executive’s roles and responsibilities within the company.

The compensation committee has, historically, sought to meet these goals by offering most executives a combination of base salary, potential annual cash bonus compensation, and long-term incentive compensation in the form of stock options and, more recently, restricted stock awards. Annual cash bonuses and stock-based awards have generally been, through 2007, discretionary, and, at least in part, based upon a consideration of factors that include an evaluation of both individual and company success and performance. Historically, through 2007, the committee has determined the allocation of cash-based versus equity-based compensation based on recommendations received from the former Co-CEOs and current CEO, and discussion of those recommendations, as opposed to using any particular method, formula or criteria. In 2008, we moved towards a more formula-based approach to executive compensation. A more detailed discussion of those three compensation elements is set forth in separate sections below.

The compensation committee does not believe in, and has not ever authorized or ratified, perquisites of any material nature outside of health insurance, 401(k) plan contribution matching and similar benefits which are generally offered to all employees. For example, the company does not provide executives with automobiles, chauffeurs, private planes, primary or other residences, country club memberships or similar perquisites, as both the compensation committee and company senior management believe that such perquisites, at least in the context of the company’s business, do not provide benefits that justify their costs. In determining final executive compensation for 2009 and formulating compensation plans for 2010, the compensation committee considered several factors in seeking to meet the compensation philosophy and goals outlined above and to seek continued growth of the company’s business, revenues and net income.

The company does not use benchmarks or use targeted parameters or targeted percentages of peer, industry or market executive compensation when determining the compensation paid to its own executives. However, the compensation committee is aware that as a small, growth company, executive compensation has generally (and, the committee believes, properly) been below the median total compensation of the company’s peer group or market segment in which it competes for business, which has consisted mostly of larger, more-established companies. The committee, in determining the compensation structure for both 2009 and 2010, has taken into account the company’s current size, maturity and standing in its peer group or market (it remains small compared to nearly all of its publicly-traded competitors), the value of what remains of previously-issued, unexercised long-term compensation awards, and the requirement that began in 2006 to expense certain stock-based grants that previously were not required to be expensed. In addition, in determining the compensation structure for 2009 and 2010, the committee considered a report prepared by Watson Wyatt Worldwide, whom the committee engaged in April 2008 as outside compensation consultants to conduct a review of the competitive level and structure of the company’s compensation program for the seven executives comprising its senior management team (which included all of the Named Executive Officers). Although, in 2009, the compensation committee did not follow any of the recommendations made by the consultants (due, in large part, to economic conditions), the compensation committee did take into account that the consultants’ report showed that the compensation being paid to the company’s senior management was within an acceptable range, generally below the median, of the total compensation being paid to senior management at peer companies. In 2010, the compensation committee did increase the size of the equity grant awarded to the Chief Executive Officer based on the recommendations made by the consultants.

The company’s policies and procedures regarding executive compensation and employee compensation plans that are described in this compensation discussion and analysis are summarized broadly in the compensation committee charter (which is summarized above and is available in the “Investor Relations” section of www.tradestation.com) and in more detail in a written policies and procedures document adopted by the compensation committee.

How Executive Performance is Evaluated for Compensation Purposes

As a general matter, in addition to company earnings per share and other company financial results, each executive’s performance is evaluated based upon his performance of responsibilities specific to his role(s) and position(s) with the company. These more executive-specific evaluations are important in determining the portions of any awards that are discretionary, such as increases in base salary, and all or a portion of annual cash bonuses and long-term compensation opportunities.

In 2009, for Mr. Sredni, who as CEO and President of the parent company, had overall, general responsibility for setting our business goals and executing results, company financial performance was the major factor evaluated.

Our other four NEOs, John Roberts, Chief Operating Officer, David Fleischman, Chief Financial Officer, Vice President of Finance and Treasurer, Marc Stone, General Counsel, Vice President of Corporate Development and Secretary, and T. Keith Black, Vice President of Product Development of our technology subsidiary, had very different roles and responsibilities. To the extent the award of any compensation component is based on subjective evaluation of individual performance, Mr. Roberts’ has been and will be evaluated, in large part, based upon his performance relating to the execution of the company’s business goals, the exploration and analysis of strategic alternatives for the company, and other growth opportunities. Mr. Fleischman’s individual performance has been and will be evaluated, in large part, based upon his performance relating to financial reporting, the effectiveness, evaluation and testing of internal controls, preparation of budgets and business outlooks, and otherwise as chief financial officer of the company. Mr. Stone’s individual performance has been and will be evaluated, in large part, based upon his performance relating to securities law, broker-dealer, futures commission merchant and exchange member compliance in non-operational areas, oversight of policies and procedures for corporate governance, oversight of third-party business relationships, all dispute resolution processes and regulatory inquiries and actions, and, as Vice President of Corporate Development, the exploration and analysis of potential acquisition and investments and other strategic partner relationships and alternatives for the company, as well as important third-party transactions and relationships generally. Mr. Black’s individual performance has been and will be evaluated, in large part, based upon his overall management of our product development team, and the quality and timing of new product, service and enhancement releases.

Participation of Executives in Compensation Process

No executive has participated or participates directly in the process of determining compensation of executives except for Mr. Sredni as CEO. Pursuant to the compensation committee charter, the CEO assumes primary responsibility for evaluating the performance of the other executives and making a report and compensation recommendations to the committee. For 2009, Mr. Sredni also advised the committee of his recommendations regarding the types of compensation components that should be awarded, and how those awards should be determined and the respective amounts thereof, and what types of company-wide compensation plans, such as annual stock option and/or restricted stock grants, should be implemented and what formulas or other criteria should be used to determine each award. With respect to written compensation plan and governance documents that directly or may indirectly affect compensation, such as the compensation committee charter, Incentive Stock Plan and Employee Stock Purchase Plan, compensation and related-party transaction policies and procedures, and analyses of peer group or other competitive market surveys or data, other executives may participate in the preparation of proposed documents or written analyses of relevant information for consideration by the committee.

Benchmarks – Peer Group and Market Comparisons for Total Compensation

Although the company does not benchmark or use targeted parameters or targeted percentile ranges in determining the amount of compensation paid to its executives, the compensation committee considers it important to maintain levels of compensation opportunity that are competitive with its peer group. In April 2008, the compensation committee engaged Watson Wyatt Worldwide as the company’s outside compensation consulting firm to conduct a review of the competitive level and structure of the company’s compensation program for the seven executives comprising its senior management team (which included all of the Named Executive Officers). The consultants (i) assisted the company in developing an appropriate group of publicly held peer companies for top executive compensation benchmarking (the group ultimately consisted of Bankrate, Inc., BGC Partners, Inc., FactSet Research Systems Inc., Investools Inc., Investors Capital Holdings, Ltd., MarketAxess Holdings Inc., optionsXpress Holdings, Inc., Pension Worldwide, Inc. and Synchronoss Technologies, Inc.), (ii) assisted the company in determining the most appropriate sources of published compensation data, (iii) benchmarked base salary, annual incentives, total cash compensation, long-term incentive value and total direct compensation of the top five executives using proxy compensation data from the peer group and survey data and, for the other two executives, using only survey data and (iv) reviewed the overall structure of total direct compensation and suggested revisions to the level, relative emphasis and structure of the current program, including the relative allocation of compensation components, the design, opportunity level and performance metrics used in the executive bonus plan and the types and levels of stock incentive awards made to the senior executives. Although, in 2009, the compensation committee did not follow any of the recommendations made by the consultants (due, in large part, to economic conditions), the compensation committee did take into account that the consultants’ report showed that the compensation being paid to the company’s senior management was within an acceptable range, generally below the median, of the total compensation being paid to senior management at peer companies. In 2010, the compensation committee did increase the size of the equity grant awarded to the Chief Executive Officer based on the conclusion of the consultants that the amount of the CEO’s equity based compensation was too low.

Base Salaries

Base salary levels for the company’s executive officers are designed to be consistent with competitive practice and level of responsibility. The compensation committee’s strategy in general is to provide a competitive salary for each executive officer with such salary increasing based on overall individual performance of primary responsibilities, the company’s operating results and overall financial performance, increases or other changes in responsibility (if applicable), tenure with the company, overall years of experience and competitive markets.

For both 2009 and 2010, based upon market conditions and the general economic climate, Mr. Sredni recommended, and the committee approved, no increase in base salary for any Named

Executive Officer. Currently, Messrs. Sredni, Roberts, Fleischman, Stone and Black have 2010 base salaries of $515,000, $309,000, $288,400, $288,400 and $272,950, respectively, the same as in 2008 and 2009.

Annual Bonus Compensation

Annual Bonus Compensation in 2007

For 2007, Mr. Sredni was eligible to earn a cash bonus of up to 50% of his base salary based upon the amount, if any, that the company’s 2007 earnings per share exceeded its 2006 earnings per share and the other executives’ bonuses were awarded in a subjective, discretionary manner, based upon a variety of factors, including the company’s financial performance in 2007 as compared to 2006, and each executive’s overall performance and individual accomplishments during 2007; again, no specific targets, formulas or measurement methods were used for the other executives.

Annual Bonus Compensation in 2008

For 2008, the compensation committee adopted, after taking into consideration Mr. Sredni’s ideas and proposals, and a report by Mr. Sredni to the compensation committee concerning informal input he had received from two compensation consultants with whom he had spoken at the compensation committee’s request, the following executive cash bonus compensation plan:

For all “Section 16” officers (which, for 2008, includes all Named Executive Officers) other than the Chief Executive Officer, 80% of the potential cash bonus was based on the company’s 2008 financial performance (using thresholds of “acceptable,” “very good” and “exceptional”), and 20% was discretionary, based upon the Chief Executive Officer’s subjective evaluation of each officer’s individual 2008 performance (also as “acceptable,” “very good” or “exceptional”). For the CEO, 100% of the potential cash bonus was based on the company’s 2008 financial performance (also using thresholds of “acceptable,” “very good” and “exceptional”). The plan provided that no company-performance-based or discretionary bonus would be paid to an executive if both 2008 company and individual performance were deemed no more than “acceptable,” set a target of 30% of the officer’s 2008 base salary if 2008 company and individual performance were both deemed to be at least “very good,” and set an amount equal to 150% of that target (or 45% of the officer’s 2008 base salary) if both 2008 company and individual performance were deemed “exceptional.” The officer could earn a percentage of the target, on a prorated basis, if the company performance was between the “acceptable” and “very good” levels, and, if the target was exceeded, could earn a percentage of the “exceptional” amount, on a prorated basis, if the company performance was between “very good” and “exceptional.”

The financial performance measurements used to determine 100% of the potential bonus of the CEO and 80% of the potential bonus of the other officers (the “Formula Bonus”) were the same for all officers, including the CEO. Two separate 2008 financial performance measurements were used to determine the Formula Bonus, each was considered independently and each accounted, separately, for up to half the amount (if any) of the Formula Bonus. The two 2008 financial performance measurements were (i) the percentage, if any, by which the company’s 2008 brokerage commissions and fees (the largest component of the company’s net revenues) exceeded 2007 brokerage commissions and fees, with a 25% increase deemed “acceptable,” a 30% increase deemed “very good,” and a 35% increase deemed “exceptional,” and (ii) the company’s 2008 earnings per share (diluted), with 72 cents deemed “acceptable,” 78 cents deemed “very good,” and 90 cents deemed “exceptional.” Also, in determining earnings per share (diluted) for this purpose, adjustments were made, as necessary, to remove the effects of the decreases in the federal funds target rate of interest (which directly affected the interest income component of the company’s net revenues) that were different than the interest rate assumptions the company used and disclosed in its 2008 full year Business Outlook, which was published in the company’s February 19, 2008 earnings press release and a Current Report on Form 8-K filed with the Securities and Exchange Commission on that date. No other adjustments were made in calculating earnings per share (diluted) for this purpose. After the audit of the 2008 financial statements was completed, it was determined that the company’s 2008 brokerage commissions and fees exceeded 2007 brokerage commissions and fees by 29% and the company’s earnings per share (diluted) was $0.80 (after making the aforementioned adjustments).

With respect to officers other than the CEO (to which the following statement is not applicable), qualifying for the Formula Bonus in whole or in part did not entitle any officer to any part of the discretionary portion of the bonus, and failure to qualify for any part of the Formula Bonus did not preclude any officer from receiving the maximum or any part of the discretionary portion. With respect to the discretionary portion, the plan provided that the CEO would, as mentioned above, classify, based on his subjective evaluation, 2008 performance of each officer as meeting one of three levels: “acceptable,” “very good,” or “exceptional.” No discretionary portion was to be earned by any officer whose performance was classified as “acceptable,” an amount equal to 6% (i.e., 30% of 20%) of the officer’s 2008 base salary was to be paid if the officer’s 2008 performance was classified as “very good,” and 9% (i.e., 45% of 20%) of the officer’s 2008 base salary was to be paid if the officer’s 2008 performance was classified as “exceptional.” The CEO’s subjective evaluations and recommendations regarding the other officers’ discretionary portion of the bonus were presented to the compensation committee for final approval. In combining the Formula Bonus and the discretionary portion, the maximum amount of any cash bonus that could be earned under the plan was 45% of the officer’s 2008 base salary.

The compensation committee retained some discretion under the plan. Utilizing that discretion, the compensation committee approved a suggestion from the CEO at the time that bonus amounts were being finalized that, rather than calculating the discretionary portion of the bonus utilizing the 0%, 6% and 9% thresholds discussed above, it would be more appropriate to propose a different, specific amount for each officer that was not tied to one of those three percentage options but was still within the 0% to 9% range. The amounts of the discretionary portion of the bonus utilizing this non-formulaic approach were subjective but did not differ materially from the amounts that would have been paid had the formula been utilized.

Annual Bonus Compensation in 2009

For 2009, the executive cash bonus compensation plan was the same as the plan described above for 2008 except that the Formula Bonus was calculated as follows: The financial performance measurements used to determine 100% of the potential bonus of the Chief Executive Officer and 80% of the potential bonus of the other officers (the “2009 Formula Bonus”) were the same for all officers, including the Chief Executive Officer. Two separate 2009 financial performance measurements were used to determine the 2009 Formula Bonus, each was considered independently and each accounted, separately, for a different percentage (if any) of the 2009 Formula Bonus. The two 2009 financial performance measurements were (i) the company’s 2009 brokerage commissions and fees (the largest component of the company’s net revenues), which accounted for up to 40.0% of the 2009 Formula Bonus (and total bonus, since there was no discretionary portion) for the Chief Executive Officer and up to 37.5% of the 2009 Formula Bonus (30% of the total bonus) for the other officers, with brokerage commissions and fees of $143,160,000 deemed “acceptable,” brokerage commissions and fees of $157,366,000 deemed “very good,” and brokerage commissions and fees of $188,839,200 deemed “exceptional,” and (ii) the company’s 2009 earnings per share (diluted), which accounted for up to 60.0% of the 2009 Formula Bonus (and total bonus, since there was no discretionary portion) for the Chief Executive Officer and up to 62.5% of the 2009 Formula Bonus (50% of the total bonus) for the other officers, with 54 cents deemed “acceptable,” 59 cents deemed “very good,” and 65 cents deemed “exceptional.” Also, earnings per share (diluted) targets were adjusted to reflect the actual effects of any increase or decrease in the company’s actual net interest income for 2009 to the extent actual net interest income would have been different if the interest rate assumptions used in the company’s final 2009 target budget (an internal, non-public document approved by the Board of Directors in December 2008) proved to be accurate throughout the 2009 year. No other adjustments were made in determining earnings per share (diluted) targets or in calculating earnings per share (diluted) for this purpose.

The changes made in determining the 2009 Formula Bonus were largely due to the unusual and extremely volatile market conditions experienced during the second half of 2008 and the reduction of interest rates to virtually zero. In 2008, the company earned record brokerage commissions and fees because of the unusually volatile market. Accordingly, the CEO determined that instead of setting percentage thresholds by which 2009 brokerage commissions and fees had to exceed actual 2008 brokerage commissions and fees (which exceeded the company’s expectations because of the extreme market volatility), it would be more realistic to set dollar thresholds that reflected what the company’s performance and growth goals, based on reasonably aggressive assumptions, should be without taking into account the unusual market events of 2008. The decrease in the earnings per share thresholds reflect the fact that the company expected its net interest income to be significantly lower in 2009 than it was in 2008 due to the fact that the federal funds target rate of interest was reduced several times during the course of 2008 and was virtually 0% in 2009. However, these earnings per share thresholds were significantly higher than the estimates published in our 2009 Business Outlook in order to highly incentivize the Named Executive Officers (however, the compensation committee attempted to ensure that the thresholds were not unattainable, which could have had the effective of demoralizing the Named Executive Officers).

The financial performance measurements for the 2009 Formula Bonus were not achieved; accordingly no payments were made under the 2009 Formula Bonus. With respect to the discretionary portion of the bonus payable to officers other than the CEO, the compensation committee retained some discretion under the plan. Utilizing that discretion, the compensation committee approved a suggestion from the CEO at the time that bonus amounts were being finalized that, rather than calculating the discretionary portion of the bonus utilizing the 0%, 6% and 9% thresholds discussed above, it would be more appropriate to propose a different, specific amount for each officer that was not tied to one of those three percentage options but was still within the 0% to 9% range. The amounts of the discretionary portion of the bonus utilizing this non-formulaic approach were subjective but did not differ materially from the amounts that would have been paid had the formula been utilized.

Annual Bonus Compensation in 2010

For 2010, the executive cash bonus compensation plan will continue to follow a formulaic structure as follows:

For all Named Executive Officers other than the Chief Executive Officer, 80% of the potential cash bonus will be based on company 2010 financial performance as described below (which will have thresholds of “acceptable,” “very good” and “exceptional”), and 20% will be discretionary, based upon the Chief Executive Officer’s subjective evaluation of each officer’s individual 2010 performance. The plan provides no company-performance-based bonus if 2010 company performance is deemed no more than “acceptable,” sets a target of 32% of the officer’s 2010 base salary if 2010 company performance is deemed to be at least “very good,” and sets an amount that is 150% of that target (or 48% of the officer’s 2010 base salary) if 2010 company performance is deemed “exceptional.” With respect to company performance measurements, the officer will earn a percentage of the target, on a prorated basis, if the company’s performance is between the “acceptable” and “very good” levels, and, if the

“very good” target is exceeded, will earn a percentage of the “exceptional” amount, on a prorated basis, if the company performance is between “very good” and “exceptional.” The subjective discretionary portion can be any amount up to 8% of the officer’s 2010 base salary, or higher than 8%, up to 12%, if company performance under one or both of the 2010 Formula Bonus (as defined below) categories is at least “very good.”

For the Chief Executive Officer, 100% of the potential cash bonus will be based on company 2010 financial performance. The plan provides no company-performance-based bonus if 2010 company performance is deemed no more than “acceptable.” The bonus sets a target of 50% of the Chief Executive Officer’s 2010 base salary if 2010 company performance is deemed to be at least “very good,” and sets an amount that is 150% of that target (or 75% of the Chief Executive Officer’s 2010 base salary) if 2010 company performance is deemed exceptional. With respect to company performance measurements, the Chief Executive Officer will earn a percentage of the target, on a prorated basis, if the company’s performance is between the “acceptable” and “very good” levels, and, if the “very good” target is exceeded, will earn a percentage of the “exceptional” amount, on a prorated basis, if the company performance is between “very good” and “exceptional.”

The financial performance measurements that will be used to determine 100% of the potential bonus of the Chief Executive Officer and 80% of the potential bonus of the other Named Executive Officers (the “2010 Formula Bonus”) are the same for all Named Executive Officers, including the Chief Executive Officer. Two separate 2010 financial performance measurements will be used to determine the 2010 Formula Bonus, which will be considered independently and will each account, separately, for one-half of the 2010 Formula Bonus. The two 2010 financial performance measurements are (i) the company’s 2010 net revenues, which accounts for up to 50.0% of the 2010 Formula Bonus (40.0% of the total bonus for Named Executive Officers other than the Chief Executive Office and 50.0% of the total bonus for the Chief Executive Officer), with net revenues of $150,000,000 deemed “acceptable,” net revenues of $165,500,000 deemed “very good,” and net revenues of $190,000,000 deemed “exceptional,” and (ii) the company’s 2010 earnings per share (diluted), which accounts for up to 50.0% of the 2010 Formula Bonus (40.0% of the total bonus for Named Executive Officers other than the Chief Executive Office and 50.0% of the total bonus for the Chief Executive Officer), with 42 cents deemed “acceptable,” 46 cents deemed “very good,” and 53 cents deemed “exceptional.” The Compensation Committee decided to change the first performance measurement from brokerage commissions and fees (which was the measurement utilized in 2009) to net revenues because the Compensation Committee believed that it was more appropriate to use a broader measure of financial performance that did not exclude any major revenue components.

With respect to Named Executive Officers other than the Chief Executive Officer (to which the following statement does not apply), except as specifically stated above, qualifying for the 2010 Formula Bonus in whole or in part does not entitle any officer to any part of the discretionary portion of the bonus, and failure to qualify for any part of the 2010 Formula Bonus does not preclude any officer from receiving the maximum or any part of the discretionary portion. With respect to the discretionary portion, the Chief Executive Officer’s subjective evaluations and recommendations will be presented to the Compensation Committee for final approval. In combining the 2010 Formula Bonus and the discretionary portion, the maximum amount of any cash bonus that may be earned under the plan for the Named Executive Officers other than the Chief Executive Officer is 60% of the officer’s 2010 base salary. For the Chief Executive Officer, whose bonus has no discretionary portion, the maximum amount of any cash bonus that may be earned under the plan (all from the Formula Bonus) is 75% of the Chief Executive Officer’s 2010 base salary.

Long-Term Incentive Compensation

The compensation committee believes that the use of equity-based, long-term compensation plans directly links executive officers’ interests to enhancing the company’s value and increases the likelihood the company will retain the executive’s services. Since the company’s initial public offering in 1997, stock options, and, more recently, restricted stock awards, have been an integral part of the company’s executive compensation program in order to align the interests of the executive officers with the interests of the company’s shareholders and help ensure retention of the executive’s services. Stock option compensation is intended to bear a direct relationship to corporate performance in that, over the long term, share price appreciation depends, theoretically, upon corporate performance, and without share price appreciation the stock options are of no value to the option holder. Restricted stock awards, which are the issuance to the executive of company shares of common stock full rights to which, like stock options, vest over time with the unvested portions reverting to the company when the executive leaves his or her employment, also aligns the executive interests with those of the shareholders and increases the likelihood the executive will be motivated to remain with the company to achieve additional vesting, as those shares, once vested, have value even if the stock price does not increase.

Beginning in 2007, restricted stock awards and stock option grants have been generally provided to executive officers as a part of their initial compensation package upon becoming an employee of the company, and/or upon being promoted, at levels commensurate with their experience and responsibility. In addition, beginning in 2007, both restricted stock awards and stock options are considered at least annually by the compensation committee for almost all executive officers as part of company-wide grants (the company’s policies and procedures with respect to stock-based grants is discussed in a separate section below).

The company awarded stock options pursuant to its Incentive Stock Plan to Named Executive Officers in February 2010 (for 2009 performance), January 2009 (for 2008 performance) and January 2008 (for 2007 performance), as described in “Executive Compensation Tables – 2009 SUMMARY COMPENSATION TABLE” and “2009 GRANTS OF PLAN-BASED AWARDS.”

In 2008, in furtherance of the objectives articulated in the preceding paragraphs, the committee approved a formulaic plan for the grant to executives of annual equity-based awards as follows: Each executive’s 2008 grant, including the Chief Executive Officer’s, was, in total, of a value equal to 90% of the executive’s 2008 base salary, with 60% of that value in the form of a restricted stock award and 40% of that value in the form of stock options. The date of grant, as set forth in the committee’s then current written compensation policies and procedures, was the third Friday in January (January 18, in 2008) and, pursuant to our Incentive Stock Plan, the number of shares covered by each award was determined by the closing price of our common stock on that third Friday in January (January 18), which was $11.42. The restricted stock awards were determined by dividing 54% (60% of 90%) of the executives’ respective 2008 base salaries ($278,100, $166,860, $155,736, $155,736 and $147,393 for Messrs. Sredni, Roberts, Fleischman, Stone and Black, respectively), by $11.42, resulting in restricted stock grants to Messrs. Sredni, Roberts, Fleischman, Stone and Black of 24,352, 14,611, 13,637, 13,637 and 12,906, respectively. The stock option grants created the right to purchase a number of shares of common stock of the company equal to 36% (40% of 90%) of the executives’ respective 2008 base salaries ($185,400 for Mr. Sredni, $111,240 for Mr. Roberts, $103,824 for Mr. Fleischman and Mr. Stone, and $98,262 for Mr. Black), divided by 63% of the $11.42 closing price of the company’s common stock on January 18 (which, pursuant to the company’s recent historical estimates, approximated an estimated fair value of the options over their estimated lives equal to those respective dollar amounts), resulting in stock option grants to Messrs. Sredni, Roberts, Fleischman, Stone and Black covering 25,769, 15,461, 14,430, 14,430 and 13,657 shares, respectively. All of these stock options were issued pursuant to the company’s Incentive Stock Plan at exercise prices equal to the closing price of the company’s common stock on January 18 ($11.42), will vest 20% on each anniversary of the date of grant (with 100% acceleration of vesting upon retirement, death, disability and change in control of the company), and will expire ten years from the date of grant.

In 2009, the committee utilized the same formulaic plan for the grant to executive officers of equity-based awards. Since the base salaries of the executive officers were not increased in 2009, the dollar value of both the restricted stock grants and the options grants were the same as the 2008 grants. The date of grant, as set forth in the committee’s then current written compensation policies and procedures, was the third Friday in January (January 16, in 2009) and, pursuant to our Incentive Stock Plan, the number of shares covered by each award was determined by the closing price of our common stock on that third Friday in January (January 16), which was $5.77. The restricted stock awards were determined by dividing 54% (60% of 90%) of the executives’ respective 2009 base salaries ($278,100, $166,860, $155,736, $155,736 and $147,393 for Messrs. Sredni, Roberts, Fleischman, Stone and Black, respectively), by $5.77, resulting in restricted stock grants to Messrs. Sredni, Roberts, Fleischman, Stone and Black of 48,197, 28,918, 26,990, 26,990 and 25,544, respectively. The stock option grants created the right to purchase a number of shares of common stock of the company equal to 36% (40% of 90%) of the executives’ respective 2009 base salaries ($185,400 for Mr. Sredni, $111,240 for Mr. Roberts, $103,824 for Mr. Fleischman and Mr. Stone, and $98,262 for Mr. Black), divided by 61% of the $5.77 closing price of the company’s common stock on January 16 (which, pursuant to the company’s recent historical estimates, approximated an estimated fair value of the options over their estimated lives equal to those respective dollar amounts), resulting in stock option grants to Messrs. Sredni, Roberts, Fleischman, Stone and Black covering 52,674, 31,604, 29,497, 29,497 and 27,917 shares, respectively. All of these stock options were issued pursuant to the company’s Incentive Stock Plan at exercise prices equal to the closing price of the company’s common stock on January 16 ($5.77), will vest 20% on each anniversary of the date of grant (with 100% acceleration of vesting upon retirement, death, disability and change in control of the company), and will expire ten years from the date of grant.

In 2010, in response to recommendations made by Watson Wyatt Worldwide, whom the committee engaged in April 2008 as outside compensation consultants to conduct a review of the competitive level and structure of the company’s compensation program, the committee changed the formulaic plan for the grant to the Chief Executive Officer as follows: The grant to the Chief Executive Officer was, in total, of a value equal to 175% of the Chief Executive Officer’s 2010 base salary, with 60% of that value in the form of a restricted stock award and 40% of that value in the form of stock options. For executives other than the Chief Executive Officer, the committee utilized the same formulaic plan used in 2009 and 2008 for the grant of equity-based awards. Since the base salaries of the Named Executive Officers were again not increased in 2010, the dollar value of both the restricted stock grants and the options grants for the Named Executive Officers other than the Chief Executive Officer were the same as the 2009 and 2008 grants. The date of grant, as set forth in the committee’s revised written compensation policies and procedures, was the third trading day following the date of release of the company’s fourth quarter financial results for 2009 (February 16, 2010) and, pursuant to our Incentive Stock Plan, the number of shares covered by each award was determined by the closing price of our common stock on that day (February 16, 2010), which was $6.41. For the Chief Executive Officer, the restricted stock grant was determined by dividing 105% (60% of 175%) of the Chief Executive Officer’s 2010 base salary ($540,750), by $6.41, resulting in a restricted stock grant to Mr. Sredni of 95,322 shares. The restricted stock awards for the other Named Executive Officers were determined by dividing 54% (60% of 90%) of the executives’ respective 2010 base salaries ($166,860, $155,736, $155,736 and $147,393 for Messrs. Roberts, Fleischman, Stone and Black, respectively), by $6.41, resulting in restricted stock grants to Messrs. Roberts, Fleischman, Stone and Black of 26,031, 24,296,

24,296 and 22,994, respectively. The stock option grant to Mr. Sredni created the right to purchase a number of shares of common stock of the company equal to 70% (40% of 175%) of the Mr. Sredni’s 2010 base salary ($360,500), divided by 59% of the $6.41 closing price of the company’s common stock on February 16, 2010 (which, pursuant to the company’s recent historical estimates, approximated an estimated fair value of the options over their estimated lives equal to those respective dollar amounts), resulting in stock option grants to Mr. Sredni covering 95,322 shares. For the other Named Executive Officers, the stock option grants created the right to purchase a number of shares of common stock of the company equal to 36% (40% of 90%) of the executives’ respective 2010 base salaries ($111,240 for Mr. Roberts, $103,824 for Mr. Fleischman and Mr. Stone, and $98,262 for Mr. Black), divided by 59% of the $6.41 closing price of the company’s common stock on February 16, 2010, resulting in stock option grants to Messrs. Roberts, Fleischman, Stone and Black covering 29,414, 27,453, 27,453 and 25,982 shares, respectively. All of these stock options were issued pursuant to the company’s Incentive Stock Plan at exercise prices equal to the closing price of the company’s common stock on February 16, 2010 ($6.41), will vest 20% on each anniversary of the date of grant (with 100% acceleration of vesting upon retirement, death, disability and change in control of the company), and will expire ten years from the date of grant.

With respect to our executive officers, we believe that the value of outstanding vested and unvested stock options and restricted stock awards creates adequate long-term performance incentives and a meaningful stake in our business so that their interests are aligned, to a reasonable extent, with the interests of the company’s shareholders.

Employment Agreements

Generally, the company does not favor committing to a fixed term of employment (and the typically-related severance obligation if the company decides to terminate the employment before the fixed term) for any of its executives, or any other senior officers of the company. Exceptions are usually considered in connection with merger or other business acquisitions by the company, where committing to a fixed term (with a severance obligation) with certain executives of the acquiree is customary or otherwise reasonably required to ensure transition and employee morale of the acquired company. We believe we need to evaluate this philosophy about fixed-term employment agreements on a periodic basis in light of market factors and other facts and circumstances that appear or develop over time. We do currently use three types of written agreements relating to employment of executives: one, “management continuity agreements” (which may also be described as change-in-control agreements), discussed below, which apply currently to two executives; two, “agreements regarding employment” (which contain restrictive covenants and agreements relating to confidential information and non-competition), discussed below, which all company employees, including executives, are required to sign as a condition to employment; and three, standard corporate indemnity agreements, which are offered, in the same form and content, to all executive officers and directors.

Management Continuity Agreements (Change-in-Control Agreements)

In December 2005, the company entered into a management continuity agreement with two of its current executive officers – David Fleischman and Marc Stone. Each management continuity agreement provides for potential severance payments during the 100-day period following a change in control, as that term is defined in the agreement, in an amount equal to up to two years of the executive’s annual cash compensation and health insurance premiums (currently, in the aggregate for Mr. Fleischman and Mr. Stone, approximately $1.3 million, which represents approximately $632,000 for Mr. Fleischman and approximately $628,000 for Mr. Stone). The severance payments are to be made following the change in control provided that the executive continues his employment for the 90-day period following the change in control and is not, prior to the end of such 90-day period, terminated for cause and does not resign without good reason (as those terms are discussed in more detail in the agreements). The management continuity agreements do not commit the company to retain any executive’s services for any fixed period of time, and do not provide for severance payments unless the company undergoes a change in control. The compensation committee’s rationale for providing these agreements to these executives is that it believes them to be in the best interests of the company and its shareholders to assure that the company will have the continued dedication of these executives through the transition period, should there be a change in control, and that it is imperative to diminish the distraction of these executives by virtue of the personal uncertainties that would arise should there be a change in control (as the positions held by these executives are often, if not typically, considered redundant after a change in control). Overall, the committee has determined that these management continuity agreements are consistent with the types of agreements offered by other companies and are important retention tools for these executives.

Agreements Regarding Employment (Non-Disclosure/Non-Solicitation/Non-Competition)

Virtually all employees, including all executive officers, have entered into agreements with the company which contain certain non-competition, non-disclosure and non-solicitation restrictions and covenants, including a provision prohibiting such employees from competing with the company during their employment with us and for a period of two years thereafter. If, after leaving the company’s employ, any employee is presented with an offer of employment or other opportunity that is competitive with the company’s business prior to the end of the two-year non-compete period, and the company exercises its contractual right not to waive the non-compete restriction, the company is required to pay the employee an amount equal to one-half the employee’s cash compensation over the remainder of the two-year period as additional, specific consideration for the non-compete. The company believes it is important to the protection of its intellectual property and confidential information and know-how that each employee, including each executive, sign this agreement as a condition to employment, and that the payment for the non-compete is both fair in those circumstances and, in our view, supports the enforceability of the non-compete. The company believes that its non-compete agreement is consistent with those implemented by companies that have products or services focused on valuable, proprietary software technology.

Stock Option Grants, Restricted Stock Awards and Performance Share Awards

Pursuant to our Incentive Stock Plan, officers, employees and non-employee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units. Until 2010, stock options (granted beginning in 1996) and restricted stock awards (granted beginning in 2007) were the only types of awards that have ever been issued under the plan. Beginning in February 2010, the company began awarding performance shares to its employees. As of December 31, 2009, 5,621,616 shares have been issued pursuant to options exercised under the plan, 576,492 shares have been issued pursuant to restricted stock awards, options to purchase 2,716,975 shares were outstanding, and 3,191,957 shares remained available for issuance of future awards.

As described earlier, this plan is administered by the compensation committee, which is authorized to determine, among other things, the employees to whom, and the times at which, options, restricted stock, performance shares and other awards are to be granted, the number of shares subject to each option, restricted stock or performance share award, the applicable vesting schedule, and, for options, the exercise price (provided that, for incentive stock options, the exercise price shall not be less than 100% of the fair market value of the common stock on the date of grant). Fair market value is defined as the closing price on the date of grant or the closing price on the next trading day if the company’s common stock was not traded on the date of grant. The committee also determines the treatment to be afforded with respect to awards held by a participant in the plan in the event of termination of employment for any reason, including death, disability or retirement, or if there is a change in control.

All outstanding options and restricted stock awards granted to Messrs. Sredni, Roberts, Fleischman, Stone and Black vest automatically upon retirement (except for the 152,439 shares granted to Mr. Sredni on February 20, 2007 and the 9,868 shares granted to Mr. Roberts on July 24, 2007), death, disability or a change in control (except that Mr. Black’s vest in the circumstance of a change in control only if he is terminated within one year following the change in control). For all other employees, accelerated vesting of all unvested options and performance shares will occur if the company undergoes a change in control and the optionee’s employment is terminated by the company (or its successor) without cause within one year following the change in control. Under the plan, the maximum term of an incentive stock option is ten years and the maximum term of a nonqualified stock option is fifteen years. Also under the plan, performance shares cannot vest before the three-year anniversary of the date of grant. With respect to restricted stock awards, subject to a limited exception, no vesting may occur until at least the third anniversary of the date of grant if vesting is not based on a performance formula.

The compensation committee may delegate to the CEO the authority to grant options or performance shares under the Incentive Stock Plan to employees (other than officers) of the company identified by the CEO. No such authority is currently delegated to the CEO, and there is no plan to delegate such authority at any later date. The Board has the power to amend the Incentive Stock Plan from time to time. Shareholder approval of a material amendment is generally required.

Pursuant to the company’s written compensation policies and procedures, which formalize many of the practices that have been used by the company over the years, stock-based grants may be made within one of the following six categories: (1) company-wide annual grants to reward performance for the year ended and to create additional performance incentive for future years; (2) the hiring of a senior, professional or similar type of employee (such as an officer, department head or experienced product development employee); (3) a promotion to a senior position that would normally receive options upon hiring; (4) to key executives and other employees of another company in connection with the acquisition by us of such other company; (5) to a consultant who or which will provide special or follow-up services to the company as part of a larger transaction involving that consultant or that consultant’s affiliate(s), or to consultants engaged from time to time to perform valuable services to the company; and (6) special circumstances, meaning a grant that does not fall into any of the five categories described above, but which the compensation committee determines would be in the best interests of the company.

Annual grants, beginning with the annual grant that followed the end of the 2006 year, were granted on the third Friday of the January immediately following the year end. Beginning in 2010, annual grants are granted on the third trading day following the date of release of the company’s fourth quarter financial results for the prior year. Hiring and promotion grants, or grants to consultants not made as part of a larger transaction, are to be made on the date of hire or promotion, or engagement, if the grant has been approved by the compensation committee prior to the hire, promotion or engagement date. If compensation committee approval has not been obtained on or prior to the hire, promotion or engagement date, the grant will be submitted to the compensation committee for approval at a meeting held the same day as the Board and audit committee meetings which are generally held the day prior to the company’s quarterly earnings release (and which, generally, are all scheduled the prior year). Grants made in connection with an acquisition or other transaction are to be made the date of closing or other consummation of the acquisition or transaction (unless the terms of the acquisition or other transaction specify a later date). All of the foregoing grants are considered by the company to be “predetermined date grants,” as certain fixed and objective dates or events are determined, in advance, to be the grant date, without discretion to choose a different date at or near the time of the grant. All other grants (that is, grants that are not predetermined date grants) are to be granted the date approved by the compensation committee, except none of such other grants are to be made at a time the company is in possession of material, non-public information (positive or negative). If such a grant is approved at a time that material non-public information exists, the date of grant will be the second trading day following the release of such material, non-public information.

Annual grants to non-executive employees, as has been the case historically, are generally determined by a pre-set formula that determines the number of options or performance shares granted based upon salary level or supervisory level (from a minimum of zero options or performance shares to a fixed maximum number determined each year by the committee) and employment performance rating for the year (which determines whether the employee receives the minimum or maximum number or some number in-between). The compensation committee, at the suggestion or recommendation of the CEO, has the authority to approve individual annual grants that deviate from the formula made by the CEO, but such deviations have typically been minor. The terms of all other grants are at the discretion of the committee and are usually determined based on recommendations from the CEO.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan, also called our ESPP, provides for the issuance of a maximum of 500,000 shares of common stock pursuant to the exercise of nontransferable options granted to participating employees. The ESPP is administered by the compensation committee. The ESPP, given its size (in the aggregate and per employee, per plan period), is generally viewed as a plan geared more to non-executive employees (although executives may participate). We believe the ESPP is an effective way to motivate the employees’ long-term performance and to align their interests to a reasonable extent with the interests of the company’s shareholders.

All employees whose customary employment is more than 20 hours per week and more than five months in any calendar year and who have completed at least three months of employment are eligible to participate in the ESPP. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock, and the nonemployee directors, may not participate in the ESPP. To participate in the ESPP, an employee must authorize us in advance to deduct an amount (not less than one percent or more than ten percent of a participant’s total cash compensation) from his or her pay during six-month periods (each, a “Plan Period”). The maximum number of shares of common stock an employee may purchase in any Plan Period is 500 shares.

Through December 31, 2005, the per share exercise price for the option for each Plan Period was 85% of the lower of the market price of the common stock on the first and last business day of the Plan Period. Effective with the offering period beginning January 3, 2006, the ESPP was amended so that the per share exercise price for the options for each Plan Period is equal to 85% of the market price of the company’s common stock on the exercise date (i.e., the last day of the six-month Plan Period). If an employee is not a participant on the last day of the Plan Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions is refunded. An employee’s rights under the ESPP terminate upon his or her voluntary withdrawal from the ESPP or upon termination of employment. The first Plan Period (giving effect to the assumption of the predecessor company’s plan) began January 1, 1998. During the years ended December 31, 2009, 2008 and 2007, 29,114, 20,985 and 10,775, shares, respectively, of common stock were issued under the plan at average prices of $6.25, $10.04 and $9.91, respectively. As of December 31, 2009, there were 174,765 shares available for issuance under the ESPP.

The Board has the power to amend or terminate the ESPP. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the ESPP’s status as a protected plan under applicable securities laws or as a qualified plan under applicable tax laws, or by NASDAQ Marketplace Rule 5635(c).

Benefit Programs

We offer basic health, welfare and retirement programs to all employees. The benefit programs for executives are the same that are available to all regular, full-time employees of the company. The benefit programs include medical, life and accidental death and dismemberment insurance, an employee assistance program, and flexible spending accounts. Dental, vision, short-term and long-term disability, and dependent and premium health insurance alternatives are also offered, but are not paid for by the company.

We also have a defined contribution retirement plan which complies with Section 401(k) of the Internal Revenue Code. All employees with at least three months of continuous service are eligible to participate and may contribute up to 60% of their compensation, subject to the annual limit set by the Internal Revenue Service. Company contributions, if any, are vested 20% for each year of service. For the years ended December 31, 2009, 2008 and 2007, company contributions accrued under this plan were approximately $373,000, $337,000 and $482,000, respectively.

Compensation Committee Interlocks and Insider Participation

We formed the compensation committee of the Board in December 2000, at which time two independent directors were appointed as members. During 2009, Stephen C. Richards, who was, and Charles F. Wright, Denise Dickins and Nathan D. Leight, each of whom is, an independent director, served on the compensation committee. Mr. Richards retired from the Board in March 2009 and was replaced on the compensation committee by Ms. Dickins. In June 2009, upon his election to the Board, Mr. Leight was also appointed as a member of the compensation committee. The compensation (including salaries, bonuses, stock awards and stock options) of the company’s executive officers for 2009 was determined by the compensation committee. No member of the compensation committee was an officer or employee of the company during 2009, was formerly an officer of the company, or was a party to any transaction with the company since the beginning of 2009, or is a party to any currently proposed transaction with the company, requiring disclosure under Item 404 of Regulation S-K.

Compensation Committee Report

The compensation committee is composed entirely of “independent directors” as determined by the board of directors in accordance with the listing standards of the NASDAQ Stock Market.

The board of directors has adopted a written compensation committee charter, which is reviewed each year. The charter is available in the “Investor Relations” section of www.tradestation.com.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions referred to above, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Submitted by the Compensation Committee of the Board.

Charles F. Wright, Chairman

Denise Dickins

Nathan D. Leight

Executive Compensation Tables

The following tables provide information about executive compensation.

2009 SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to all compensation paid or earned for services rendered to us in the three years ended December 31, 2009 by our Named Executive Officers. We did not have a pension plan or a long-term incentive plan, and had not granted any stock appreciation rights as of December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Salomon Sredni Chief Executive Officer and President	2009 2008 2007	515,000 515,000 483,650	— 151,281 50,000	278,097 278,100 2,000,000	185,207 180,043 393,795	19,330 24,512 15,182	997,634 1,148,936 2,942,627

John Roberts Chief Operating Officer	2009 2008 2007	309,000 309,000 150,000	15,450 94,245 32,000	166,857 166,858 112,495	111,123 108,023 252,812	9,970 9,470 1,603	612,400 687,596 548,910

David H. Fleischman Chief Financial Officer, Vice President of Finance and Treasurer	2009 2008 2007	288,400 288,400 277,500	17,500 87,962 40,000	155,732 155,735 149,994	103,714 100,820 161,715	9,970 9,470 9,247	575,316 642,387 638,456

T. Keith Black Vice President of Product Development, TradeStation Technologies	2009 2008 2007	272,950 272,950 264,375	8,500 72,331 25,000	147,389 147,387 149,994	98,159 95,419 327,627	6,273 8,134 7,951	533,271 596,221 774,947

Marc J. Stone Vice President of Corporate Development, General Counsel and Secretary	2009 2008 2007	288,400 288,400 277,500	12,500 76,426 40,000	155,732 155,735 149,994	103,714 100,820 161,715	9,970 9,470 9,247	570,316 630,851 638,456

(1)	Represents bonus earned during the year but paid in subsequent year.
(2)	The amounts set forth in this column represent the aggregate grant date fair value of awards made during each of the fiscal years ended December 31, 2009, 2008 and 2007 in accordance with the Compensation – Stock Compensation topic of the Financial Accounting Standards Board Accounting Standards Codification. Assumptions used in the calculation of these amounts are included in Note 10, Stock Based Compensation, to the audited consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2009.
(3)	All other compensation includes 401(k) plan company matching contributions on behalf of the Named Executive Officer earned during the year but paid in the subsequent year and benefits paid for health insurance. For Salomon Sredni, all other compensation also includes amounts paid for a business club membership and related events.

2009 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the options and restricted shares that were granted and issued during the fiscal year ended December 31, 2009 (which related to 2008 performance) to the Named Executive Officers.

Name	Grant Date	All Other Stock Awards: Number of Shares Of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($ / Sh)(3)	Grant Date Fair Value of Stock And Option Awards ($)(4)
Salomon Sredni	1/16/2009	—	52,674	5.77	185,412
	1/16/2009	48,197	—	NA	278,097

John Roberts	1/16/2009	—	31,604	5.77	111,246
	1/16/2009	28,918	—	NA	166,857

David H. Fleischman	1/16/2009	—	29,497	5.77	103,829
	1/16/2009	26,990	—	NA	155,732

T. Keith Black	1/16/2009	—	27,917	5.77	98,268
	1/16/2009	25,544	—	NA	147,388

Marc J. Stone	1/16/2009	—	29,497	5.77	103,829
	1/16/2009	26,990	—	NA	155,732

(1)	These restricted stock awards were granted under our Incentive Stock Plan. The restricted stock awards vest 50% on the third anniversary of the date of grant and 100% on the sixth anniversary and vest 100% upon retirement, death, disability and change in control of the company. All of the restricted shares include voting rights. If an officer’s employment terminates prior to full vesting (other than termination by reason of death or disability or following a change in control or, in some cases, retirement), he will automatically forfeit, and the company will reacquire, the unvested shares for no consideration.
(2)	These options were granted under our Incentive Stock Plan and vest and become exercisable ratably, subject to acceleration of vesting under certain circumstances, on an annual basis over five years, beginning on the first anniversary of the date of grant, and have a term of ten years from the grant date.
(3)	All options were granted at “fair market value” defined as the closing price of the company’s common stock on the date of grant or the closing price on the next trading date if shares were not traded on the date of grant.
(4)	The grant date fair values of the 2009 option grants were determined by multiplying the number of options granted by a fair value per share of $3.52. Assumptions used in the calculation of fair value per share are included in Note 10, Stock Based Compensation, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The grant date fair value of the 2009 restricted stock awards were determined by multiplying the number of restricted shares granted by a fair value per share of $5.77. The fair value per share of the restricted stock were the closing prices of the company’s common stock on the date of grant or the closing price on the next trading date if shares were not traded on the date of grant.

In February 2010, options to purchase an aggregate of 205,624 shares of common stock and 181,977 restricted shares of common stock were granted and issued to the Named Executive Officers for performance during the 2009 fiscal year. The options and restricted shares were granted and issued under the Incentive Stock Plan. The options vest ratably over five years and the restricted shares vest 50% at the third anniversary of the date of issuance and the balance vest at the sixth anniversary.

Vesting of the options and restricted shares accelerates 100% in the event of the officer’s death or disability, or following a change in control, and, with respect to the restricted shares only, also upon retirement.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table summarizes the outstanding equity awards to the Named Executive Officers as of December 31, 2009.

		Option Awards				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Salomon Sredni	2002	73,123	—	1.47	1/28/2012	—	—
	2002	30,000	—	1.39	12/24/2012	—	—
	2003	200,000	—	9.03	12/30/2013	—	—
	2005	100,000	—	7.11	1/3/2015	—	—
	2006	50,000	—	15.54	1/13/2016	—	—
	2007	50,000	—	12.43	1/19/2017	—	—
	2007	—	—	—	—	91,463	721,643	(3)
	2008	5,153	20,616	11.42	1/18/2018	—	—
	2008	—	—	—	—	24,352	192,137	(5)
	2009	—	52,674	5.77	1/16/2019	—	—
	2009	—	—	—	—	48,197	380,274	(6)

	Total	508,276	73,290			164,012	1,294,054

John Roberts	2007	14,000	21,000	11.40	7/24/2017	—	—
	2007	—	—	—	—	5,920	46,709	(7)
	2008	3,092	12,369	11.42	1/18/2018	—	—
	2008	—	—	—	—	14,611	115,281	(5)
	2009	—	31,604	5.77	1/16/2019	—	—
	2009	—	—	—	—	28,918	228,163	(6)

	Total	17,092	64,973			49,449	390,153

David H. Fleischman	2001	15,000	—	3.07	2/01/2011	—	—
	2002	40,000	—	1.47	1/28/2012	—	—
	2002	20,000	—	1.39	12/24/2012	—	—
	2003	20,000	—	9.03	12/30/2013	—	—
	2005	16,000	—	7.11	1/03/2015	—	—
	2006	10,000	—	15.54	1/13/2016	—	—
	2007	10,000	—	12.43	1/19/2017	—	—
	2007	4,000	6,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	13,927	109,884	(4)
	2008	2,886	11,544	11.42	1/18/2018	—	—
	2008	—	—	—	—	13,637	107,596	(5)
	2009	—	29,497	5.77	1/16/2019	—	—
	2009	—	—	—	—	26,990	212,951	(6)

	Total	137,886	47,041			54,554	430,431

		Option Awards				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
T. Keith Black	2002	3,000	—	1.39	12/24/2012	—	—
	2003	20,000	—	9.03	12/30/2013	—	—
	2005	8,000	4,000	7.11	1/03/2015	—	—
	2006	6,000	4,000	15.54	1/13/2016	—	—
	2007	4,000	6,000	12.43	1/19/2017	—	—
	2007	12,000	18,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	13,927	109,884	(4)
	2008	2,731	10,926	11.42	1/18/2018	—	—
	2008	—	—	—	—	12,906	101,828	(5)
	2009	—	27,917	5.77	1/16/2019	—	—
	2009	—	—	—	—	25,544	201,542	(6)

	Total	55,731	70,843			52,377	413,254

Marc J. Stone	2002	3,000	—	1.39	12/24/2012	—	—
	2003	8,000	—	9.03	12/30/2013	—	—
	2005	9,600	—	7.11	1/03/2015	—	—
	2006	10,000	—	15.54	1/13/2016	—	—
	2007	10,000	—	12.43	1/19/2017	—	—
	2007	4,000	6,000	13.12	2/20/2017	—	—
	2007	—	—	—	—	13,927	109,884	(4)
	2008	2,886	11,544	11.42	1/18/2018	—	—
	2008	—	—	—	—	13,637	107,596	(5)
	2009	—	29,497	5.77	1/16/2019	—	—
	2009	—	—	—	—	26,990	212,951	(6)

	Total	47,486	47,041			54,554	430,431

(1)	These options were granted under our Incentive Stock Plan and vest and become exercisable ratably, subject to acceleration of vesting under certain circumstances, on an annual basis over five years, beginning on the first anniversary of the date of grant, and have a term of ten years from the grant date. Certain stock options granted prior to February 2007 to Messrs. Sredni, Fleischman, Stone and Nikolson contained a provision resulting in 100% acceleration of vesting if the aggregate beneficial ownership of William Cruz and Ralph Cruz fell below 25%. The aggregate beneficial ownership of William Cruz and Ralph Cruz fell below this threshold in April 2008 resulting in these options becoming exercisable.
(2)	Market value is based on the $7.89 closing price of the company’s common stock on December 31, 2009.
(3)	On February 20, 2007, Mr. Sredni was granted a restricted stock award of 152,439 shares, which shares vest ratably over a five-year period, 20% on each anniversary of the date of grant.
(4)	These restricted stock grants were made on July 27, 2007 and they vest 50% on the third anniversary of the date of grant, with 100% vesting on the sixth anniversary of the date of grant.
(5)	These restricted stock grants were made on January 18, 2008 and they vest 50% on the third anniversary of the date of grant, with 100% vesting on the sixth anniversary of the date of grant.
(6)	These restricted stock grants were made on January 16, 2009 and they vest 50% on the third anniversary of the date of grant, with 100% vesting on the sixth anniversary of the date of grant.
(7)	On July 24, 2007, Mr. Roberts was granted a restricted stock award of 9,868 shares, which shares vest ratably over a five-year period, 20% on each anniversary of the date of grant.

2009 OPTION EXERCISES AND STOCK VESTED

None of the Named Executive Officers exercised any options during the fiscal year ended December 31, 2009. The following table summarizes the restricted stock that vested for the Named Executive Officers during the fiscal year ended December 31, 2009.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Salomon Sredni	120,000	379,695	(1)	30,488	167,684	(2)

John Roberts	—	—		1,974	15,970	(3)

David H. Fleischman	—	—		—	—

T. Keith Black	—	—		—	—

Marc J. Stone	—	—		—	—

(1)	Amount represents the number of shares exercised multiplied by the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	Amount represents the number of shares vested multiplied by $5.50, the closing price of the company’s common stock on February 20, 2009, which was the date on which the shares vested.
(3)	Amount represents the number of shares vested multiplied by $8.09, the closing price of the company’s common stock on July 24, 2009, which was the date on which the shares vested.

Proposal 1

ELECTION OF DIRECTORS

Five directors, which will constitute the entire Board, are to be elected at the annual meeting to hold office until the annual meeting of shareholders next succeeding their election and until their respective successors are elected and qualified or as otherwise provided in the bylaws of the company.

The Board has designated the persons listed below to be nominees for election as directors. Each of the nominees is currently serving as a director of the company and each of the nominees has consented to being named in the proxy statement and to serve if elected. The company has no reason to believe that any of the nominees will be unavailable for election. However, should any nominee become unavailable, the Board may designate a substitute nominee or authorize a lower number of directors. Each proxy will be voted for the election to the Board of all of the Board’s nominees unless authority is withheld to vote for all or any of those nominees.

Name	Director Since
Denise Dickins	2005
Michael W. Fipps	2002
Nathan D. Leight	2009
Salomon Sredni	1997
Charles F. Wright	2001

For biographical and other information (including their principal occupation for at least the past five years) regarding all of the nominees, see “DIRECTORS AND EXECUTIVE OFFICERS.”

Required Vote

The nominees for directors who receive a plurality of the votes cast by the holders of outstanding shares of common stock entitled to vote at the annual meeting will be elected. Abstentions (withheld authority) and broker non-votes are not counted in determining the number of shares voted for or against any nominee for director.

The Board recommends a vote FOR the election of each of the nominees listed above.

PROPOSAL 2

APPROVAL OF ADOPTION OF THE

TRADESTATION GROUP, INC.

NONEMPLOYEE DIRECTOR INCENTIVE STOCK PLAN

SUMMARY OF PLAN

The Board submits to the shareholders for their approval the Nonemployee Director Incentive Stock Plan (the “Plan”) to replace the existing Amended and Restated Nonemployee Director Stock Option Plan (the “Old Plan”). The material provisions of the Plan are summarized below.

Purpose

The purpose of the Plan is to attract and retain outstanding individuals to serve as independent members of the Board. It is intended to provide eligible nonemployee directors with opportunities to acquire stock in the company and/or to receive monetary payments based on the value of the company’s stock, thereby strengthening the mutuality of interest between such persons and the company’s shareholders.

Number of Shares

Subject to the following provisions, there will be reserved for issuance under the Plan up to an aggregate of 512,000 shares (which will be reduced by an aggregate amount equal to the number of shares, if any, issued by the company after February 10, 2010 pursuant to the exercise of options granted under the Old Plan). If the Plan is approved by the company’s shareholders at the June 1, 2010 annual meeting, the Board will discontinue granting awards under the Old Plan. The 512,000 shares reserved for issuance under the Plan was determined under the rationale that the shares reserved under the Plan, after giving effect to option grants and exercises under the Old Plan, will not exceed the 700,000 shares that have been reserved for issuance under the Old Plan. As of the record date, 188,000 shares have been issued under the Old Plan. If there are no exercises of any unexercised stock options under the Old Plan prior to June 1, 2010 and assuming and subject to shareholder approval of the Plan at the June 1, 2010 annual meeting, as of that date there will be 512,000 shares reserved for issuance under the Plan, subject to any future antidilution adjustments.

Administration

The Plan will be administered by the Board of Directors or a committee thereof composed of two or more independent directors of the company. The Board or committee is authorized to determine, among other things, the number, size and type and terms of the awards granted under the Plan.

Eligibility

Only directors who are not salaried officers or employees of the company or any of its direct or indirect subsidiaries are eligible to participate in the Plan. There are currently four directors who would be eligible to participate in the Plan.

Types of Awards

Awards under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Shares, and (e) Performance Units. In any calendar year, no awards under the Plan may be granted to any individual director with respect to shares having an aggregate fair market value on the date of grant in excess of $120,000.

Stock Options

Stock options are granted in the form of agreements which enable the optionee to purchase a specific number of shares of common stock at set terms and a fixed purchase price. The fixed purchase price is required to be no less than the fair market value of the common stock on the date of the grant, which is defined as the closing price of shares of common stock of the company as reported on The NASDAQ Stock Market on the date of grant.

The exercise price may be paid by check or, in the discretion of the Board, by the delivery to the company of shares of the company then owned by the director or a combination of methods of payment. In the discretion of the Board, payment may also be made by delivering a properly executed exercise notice to the company together with a copy of irrevocable instructions to a broker to deliver promptly to the company the amount of sale or loan proceeds to pay the exercise price, or any substantially similar “cashless exercise” program.

Options granted under the Plan will be exercisable at such times and subject to such other terms and conditions as determined by the Board. In addition, options will not be exercisable later than ten years after the date they are granted.

Stock Appreciation Rights

A stock appreciation right is a right to participate in the appreciation of the fair market value of the shares of common stock subject to the right. Stock appreciation rights may be granted to the holders of stock options or may be granted independently of and without relation to stock options. A stock appreciation right relating to a stock option may be made part of such option at the time of its grant or at any time thereafter up to six months prior to its expiration. In the case of a stock appreciation right issued in relation to a stock option, each stock appreciation right will entitle the holder thereof to elect in lieu of exercising the stock option to receive the appreciation in the fair market value of the shares subject thereto up to the date such stock appreciation right is exercised. Such appreciation will be measured from not less than the stock option exercise price. In the case of a stock appreciation right issued independently of any stock option, the appreciation will be measured from not less than 100% of the fair market value of the shares on the grant date. No stock appreciation right may be exercisable earlier than six months after the date it was granted or later than the earlier of (i) the term of the related stock option, if any, and (ii) ten years after it was granted.

Stock Awards

Stock awards will consist of common shares issued to directors without payment therefor, or with payment at less than fair market value. Stock awards will be subject to such terms and conditions as the Board determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and rights of the company to reacquire such shares for no consideration upon termination of the director’s service within specified periods. The Board may require the director to deliver a duly signed stock power, endorsed in blank, relating to the common shares covered by such an award. The Board may also require that the stock certificates evidencing such shares be held in custody by the company or a third party designated by the company until the restrictions thereon shall have lapsed. The director will have, with respect to the common shares subject to a stock award, all of the rights of a holder of common shares of the company, including the right to receive dividends and to vote such shares.

Performance Shares

Performance shares entitle the director to receive shares of common stock or cash of an equivalent value at the end of a specified performance period. A performance period relates to the period during which receipt of the shares will be deferred. Performance shares may be awarded either alone or in addition to other awards granted under the Plan. The Board will determine to whom and the time or times at which performance shares will be awarded, the number of performance shares to be awarded to any person, the duration of the performance period or periods, and the other terms and conditions of the award. The Board may (but is not required to) condition the grant of performance shares upon the attainment of specified performance goals or such other factors or criteria as the Board determines. Unless otherwise determined by the Board at the time of the grant, amounts equal to any dividends declared during the performance period with respect to the number of shares covered by a performance share award will not be paid to the director. Subject to the applicable provisions of the performance share award and the Plan, at the expiration of the performance period share certificates and/or cash of an equivalent value will be delivered to the director, in a number equal to the vested shares covered by the performance share award. Subject to the applicable provisions of the performance share award and the Plan, upon termination of a director’s service for any reason during the performance period for a given performance share award, the performance shares in question will vest or be forfeited in accordance with the terms and conditions established by the Board.

Performance Units

Performance units may be awarded either alone or in addition to other awards granted under the Plan. Performance units consist of the right to receive a fixed dollar amount, payable in cash or common shares or a combination of both. The Board will determine the directors to whom and the time or times at which performance units will be awarded, the duration of performance units to be awarded to any person, the duration of the period or periods during which, and the conditions under which, a director’s right to performance units will be vested, the ability of directors to defer the receipt of payment of such performance units, and the other terms and conditions of the award. The Board may (but is not required to) condition the vesting of performance units upon the attainment of specified performance goals or such other factors or criteria as the Board determines. At the expiration of the applicable period, the Board will determine the extent to which any performance goals have been achieved, and the percentage of the performance units of each director that have vested. Subject to the applicable provisions of the performance unit award and the Plan, at the expiration of the applicable period, cash and/or share certificates of an equivalent value will be delivered to the director in payment of the vested performance units covered by the performance unit award. Subject to the applicable provisions of the performance unit award and the Plan, upon termination of a director’s service for any reason during the applicable period for a given performance unit award, the performance units in question will vest or be forfeited in accordance with the terms and conditions established by the Board.

Other Terms

Awards granted under the Plan are non-transferable by the director, other than as required by law, by will or the laws of descent and distribution or to the director’s immediate family (which is limited to the director’s spouse, children and grandchildren), or to one or more trusts or family partnerships for the benefit of such immediate family members.

If the company changes the number of issued common shares without new consideration to the company (such as by stock dividend, stock split or other change in corporate structure affecting the number of issued common shares) or makes a distribution of cash or property which has a substantial impact on the value of issued common shares, the total number of common shares available for awards under the Plan will be appropriately adjusted and the number of common shares covered by each outstanding award and the reference price or fair market value for each outstanding award will be adjusted so that the net value of such award will not be changed.

In the case of any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the company with or into another corporation or other entity which results in the outstanding common shares being converted into or exchanged for different securities, cash or other property, or any combination thereof, subject to the provisions of the Plan and any limitation applicable to the award, each outstanding award may be assumed or substituted by the successor corporation and the director will be entitled to receive, upon exercise of the award, an equivalent amount of securities, cash or other property received with respect to the common stock in such transaction as would have been received upon exercise of the award immediately prior to such transaction.

The Plan and actions taken in connection therewith are governed by the laws of the State of Florida.

The Board may amend, suspend or discontinue the Plan at any time, but such amendment, suspension or discontinuation may not adversely affect any outstanding award without the consent of the holder.

Award grants and the exercise thereof are subject to any additional applicable restrictions under Rule 16b-3.

Registration of Underlying Common Stock

The company has filed Registration Statements on Form S-8 with the SEC in order to register the number of shares of common stock reserved for issuance under the Old Plan. To the extent that such Registration Statements are effective under the Securities Act of 1933, as amended (the “Securities Act”), shares of common stock issued upon the exercise of outstanding stock options granted under the Old Plan will be immediately and freely tradable without restriction under the Securities Act, subject to applicable volume limitations, if any, under Rule 144 promulgated under the Securities Act and Section 16 of the Exchange Act. Subject to the approval of the company’s shareholders of this Proposal 2, it is currently contemplated that at the appropriate time the company will file a Registration Statement on Form S-8 in order to register up to the 512,000 shares of common stock that will be reserved for issuance under the Plan.

Outstanding Awards

As of the record date of April 5, 2010, unexercised options to purchase 148,000 shares were outstanding under the Old Plan. An additional 188,000 options have been exercised under the Old Plan. There are no outstanding awards under the Plan.

The options to purchase shares granted under the Old Plan that were outstanding as of the record date have a weighted average exercise price of approximately $10.33 per share.

Recent Price of Common Stock

On April 15, 2010, the closing sale price of the company’s common stock on The NASDAQ Stock Market was $7.36 per share.

Federal Income Tax Consequences

The following is a brief summary of the applicable federal income tax consequences of awards granted under the Plan based on U.S. federal income tax laws in effect on the date of this proxy statement. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A DIRECTOR’S DEATH OR THE PROVISIONS OF ANY INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A DIRECTOR MAY RESIDE.

With respect to stock options under the Plan (all of which will be non-qualified stock options), no income is recognized by the optionee at the time the option is granted; generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the company is entitled to a tax deduction in the same amount; and upon disposition of the shares, any gain or loss recognized (after increasing the basis of such shares by the amount of any ordinary income previously recognized) is treated as short-term or long-term capital gain or loss, as the case may be, depending on how long such shares are held. To qualify for long-term capital gain treatment, such shares will have to be held for more than one year and, if not, any short-term capital gain will be taxable at ordinary income tax rates.

With respect to stock appreciation rights, if the director receives the appreciation inherent in the stock appreciation right in cash, the cash is ordinary income, taxable to the director. If the director receives the appreciation in common stock, the stock received will be ordinary income to the director to the extent of the difference between its fair market value and the amount, if any, the director paid for the stock. The company will be entitled to a tax deduction in the same amount of the ordinary income.

With respect to stock awards, generally, ordinary income is recognized to the director on the date of grant in an amount equal to the difference between the fair market value of the common stock awarded and the consideration paid by the director, if any, for such shares and the company is entitled to a tax deduction in the same amount.

With respect to performance shares and performance units, generally, ordinary income is recognized by the director upon receipt by the director of shares of common stock or cash of an equivalent value or a combination of both upon the expiration of the applicable period and the company is entitled to a tax deduction in the same amount.

To ensure compliance with Treasury Department Circular 230, non-employee directors are hereby notified that (a) any discussion of U.S. federal income tax issues in this proxy statement is not intended or written to be relied upon, and cannot be relied upon, by them for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code; (b) such discussion is included herein by the company in connection with the matters addressed herein; and (c) non-employee directors should seek advice based on their particular circumstances from an independent tax advisor.

ADOPTION OF THE NONEMPLOYEE DIRECTOR INCENTIVE STOCK PLAN

Proposal

Because the Board considers the Nonemployee Director Incentive Stock Plan a very effective means to attract and retain outstanding individuals to serve as nonemployee directors, which the Board believes is important for the success and future growth and development of the company, the Board, on February 10, 2010, approved the Nonemployee Director Incentive Stock Plan, subject to the approval of the company’s shareholders. The Nonemployee Director Incentive Stock Plan being recommended for shareholder approval is attached to this proxy statement as Exhibit “B.”

Purpose of the Amendment

The purpose for adopting the Nonemployee Director Incentive Stock Plan is to provide the company with more flexibility regarding director compensation in order to ensure that the company will continue to be able to grant stock options as well as other stock-based awards as incentives to attract and retain outstanding individuals as directors.

Required Vote

The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting which cast a vote on Proposal 2 is necessary for the adoption and approval of the Nonemployee Director Incentive Stock Plan.

The Board recommends a vote FOR approval of the adoption of the Nonemployee Director Incentive Stock Plan.

Proposal 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board authorized the engagement of Ernst & Young LLP to serve as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young LLP will serve at the pleasure of the audit committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting in order to have the opportunity to make a statement, if such representative desires to do so, and to be available to respond to appropriate questions.

The audit committee is committed to ensuring the independence of its independent auditor. All engagements of Ernst & Young LLP by the company are pre-approved by the audit committee. During the company’s 2009 and 2008 fiscal years, Ernst & Young LLP performed services for the company for fees and expenses as follows:

	2009	2008
1. Audit Fees (1)	$504,000	$504,000
2. Audit-Related Fees (2)	3,500	—
3. Tax Fees	—	—
4. All Other Fees	—	—

(1)	Audit fees consisted of services rendered for the audits of TradeStation Group and its subsidiaries’ annual consolidated and separate financial statements, the audit of the effectiveness of internal control over financial reporting, quarterly reviews of TradeStation Group’s interim financial statements, consents, and reviews of documents filed with the Securities and Exchange Commission and the statutory audit of TradeStation Europe Limited.
(2)	Audit-related fees consisted of services rendered in connection with the preparation of a registration statement.

Shareholder approval of the company’s independent registered public accounting firm is not required under Florida law. We are submitting the audit committee’s selection of Ernst & Young LLP to the company’s shareholders for ratification in order to determine whether the shareholders generally approve of the company’s independent registered public accounting firm. If selection of Ernst & Young LLP is not ratified by the shareholders, the audit committee will reconsider its selection.

Required Vote

The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the annual meeting which cast a vote on Proposal 3 is necessary for the ratification of the selection of the independent registered public accounting firm.

The Board recommends a vote FOR ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2011 annual meeting of shareholders must be submitted to the Secretary of the company, at the principal executive offices of the company, TradeStation Building, 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, no later than December 28, 2010 in order to receive consideration for inclusion in the company’s 2011 proxy materials. Any such shareholder proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

The persons named as proxies for the 2011 annual meeting of shareholders will generally have discretionary authority to vote on any matter presented by a shareholder for action at that meeting. Generally, in the event that the company receives notice of a shareholder proposal no later than the close of business on the sixtieth (60th) day, and no earlier than the close of business on the ninetieth (90th) day, prior to the first anniversary of the date of the preceding year’s annual meeting, then, as long as the company includes in its proxy statement for the 2011 annual meeting of shareholders advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, subject to, and except to the extent limited by, the rules of the SEC governing shareholder proposals.

HOUSEHOLDING

“Householding” means that we may deliver a single set of proxy materials to households with multiple shareholders provided that certain conditions are met. We will continue to provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our Proxy Statement and annual report at your request if you are a shareholder who is in a household that participates in the householding of our proxy materials. In addition, you may request that we deliver separate copies in the future. In either case, you may send your request to the Secretary of the company, at the principal executive offices of the company, TradeStation Building, 8050 S.W. 10th Street, Suite 4000, Plantation, Florida 33324, or by calling our investor relations department at (954) 652-7000. If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact us in the same manner.

OTHER MATTERS

EACH PERSON SOLICITED MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K (WITH EXHIBITS) FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2009, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY SENDING A WRITTEN REQUEST TO THE ATTENTION OF THE SECRETARY OF THE COMPANY, AT THE COMPANY’S EXECUTIVE OFFICES LOCATED AT TRADESTATION BUILDING, 8050 S.W. 10TH STREET, SUITE 4000, PLANTATION, FLORIDA 33324.

Exhibit “A”

TRADESTATION GROUP, INC.

AMENDED AND RESTATED

NOMINATING COMMITTEE CHARTER

I.	Statement of Purpose

The purpose of the Nominating Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of TradeStation Group, Inc. (the “Company”) with the Board’s responsibilities regarding:

(i)	the identification of individuals qualified to become Board members;

(ii)	the selection of the director nominees for annual meetings of shareholders;

(iii)	the selection of director candidates to fill any vacancies on the Board; and

(iv)	other goals and responsibilities referred to herein.

In so doing, the Committee will endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board and Board committees, and management of the Company.

II.	Committee Composition and Member Qualifications

The Committee will be organized and act as follows:

(i)	Committee members will be appointed and removed by action of the Board and shall serve at the discretion of the Board.

(ii)	The Committee will be composed of no fewer than two (2) directors.

(iii)	Each member of the Committee will satisfy the “independence” requirements of The Nasdaq Stock Market and any other applicable self-regulatory or regulatory requirements as may be prescribed.

(iv)	A majority of the members of the Committee shall constitute a quorum.

(v)	The action of a majority of the members at a meeting at which a quorum is present shall be the action of the Committee.

III.	Organization and Procedures

The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings as long as they are not inconsistent with any provisions of the Company’s Bylaws. The Committee shall meet as frequently as the Board or the Committee deems desirable and shall produce minutes of all meetings, which shall be delivered to and retained by the Secretary of the Company. In lieu of a meeting, the Committee may also act by unanimous written consent.

The Committee may, at its discretion, include in its meetings other directors or members of the Company’s management or any other personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. The Committee may also exclude from its meetings any persons it deems appropriate to exclude.

The Committee may form and delegate authority to subcommittees when appropriate; provided that any such subcommittee must be comprised solely of a member or members of the Committee and must produce minutes of its meetings.

IV.	Goals and Responsibilities

The goals and responsibilities of the Committee are to:

(i)	assist in the recruiting of directors, including evaluation of executives recruited or promoted to positions eligible for Board membership;

(ii)	actively seek and recommend to the Board new directors for election by the shareholders or appointment by the Board to fill vacancies (as soon as is reasonably practicable after a vacancy arises or a director advises the Board of his or her intention to resign), in compliance with the selection criteria outlined below;

(iii)	consider any nominations of director candidates validly and properly made by shareholders of the Company;

(iv)	consider any nominations of director candidates made by an officer or director of the Company;

(v)	periodically review the qualifications and independence (if applicable) of the members of the Board and its various committees and, to the extent necessary, make recommendations the Committee may deem appropriate from time to time concerning changes in the composition of the Board and its committees;

(vi)	review proposed relationships of directors, for compensation or otherwise, with the Company or other entities that may diminish their effectiveness or be inconsistent with the criteria for Board selection provided herein;

(vii)	annually review the adequacy of this Charter and recommend any proposed changes to the Board for approval;

(viii)	recommend to the Board standards for determining director independence consistent with the rules and requirements of The Nasdaq Stock Market and other legal or regulatory corporate governance requirements, and review and assess these standards on an ongoing basis; and

(ix)	report to the Board on its findings and actions as and when appropriate.

V.	Board Member Selection Criteria

The Committee shall consider the following criteria, among others, in recommending candidates for election or appointment to the Board:

(i)	experience in corporate governance, such as past experience as an officer or director of one or more publicly-held companies or in a profession that services publicly-held companies;

(ii)	experience in and/or relationships within the Company’s industry or industries with which the Company deals or proposes to deal;

(iii)	academic or professional expertise in an area important to the Company’s operations, including expertise relevant to membership in specific Board committees, such as the Audit Committee or Compensation Committee;

(iv)	except in the case of any management members considered for Board membership, the absence of relationships with the Company that might reasonably compromise independence of judgment in discharging the responsibilities of Board membership;

(v)	a reputation for high moral and ethical standards, and business or professional standing that will add to the Board’s stature;

(vi)	business experience, skills and time availability (including the number of other boards he or she sits on in the context of the needs of the Board and the Company), and such other criteria as the Committee shall determine to be relevant at the time; and

(vii)	the diversity of the skills, background and experience of Board members as a whole.

In recommending directors for election or appointment to the Board, it shall be a primary objective of the Committee to assure that the Board satisfies the independence requirements of The Nasdaq Stock Market and any other applicable self-regulatory or regulatory requirements.

VI.	Committee Resources

In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:

(i)	one or more officers or employees of the Company whom the Committee member reasonably believes to be reliable and competent in the matters presented;

(ii)	counsel, independent auditors or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; or

(iii)	another committee of the Board as to matters within its designated authority and which the Committee member reasonably believes to merit confidence.

The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firms’ fees and other retention terms, at the Company’s expense.

Last Amended: February 10, 2010

Exhibit “B”

TRADESTATION GROUP, INC.

NONEMPLOYEE DIRECTOR

INCENTIVE STOCK PLAN

1. Purpose. This TradeStation Group, Inc. Nonemployee Director Incentive Stock Plan (the “Plan”) shall replace in its entirety the TradeStation Group, Inc. Amended and Restated Nonemployee Director Stock Option Plan that was originally assumed and adopted by TradeStation Group, Inc. (the “Company”) as of December 29, 2000 (the “Old Plan”). Awards may be granted under the Old Plan through and until the date of the adoption of the Plan by the Company’s shareholders. The purpose of the Plan is to attract and retain outstanding individuals to serve as members of the Board of Directors of the Company by providing such persons opportunities to acquire common stock, $.01 par value, of the Company (“Common Shares”) and/or to receive monetary payments based on the value of such shares pursuant to the Awards described in Section 4 below, thereby strengthening the mutuality of interest between such persons and the Company’s shareholders.

2. Administration. The Plan will be administered by the Board of Directors of the Company (the “Board”). The Board may delegate responsibility for administration of the Plan to a Board committee (the “Committee”) composed solely of two or more directors of the Company, each of whom is a “non-employee director” within the meaning of Securities and Exchange Commission Rule 16b-3 or any successor to such provision and/or meet such other requirements as from time to time required by the rules of The NASDAQ Stock Market (or such other exchange or consolidated transaction reporting system on which the Common Shares are primarily traded). From time to time the Board may increase and/or thereafter decrease the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, and fill vacancies however caused; provided, however, that at no time shall a Committee of fewer than two members of the Board administer the Plan. The Board or the Committee, as the case may be, is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such actions in connection with the Plan and any Awards (as hereinafter defined) granted hereunder as it deems necessary or advisable, including unilaterally making such modifications, extensions, renewals or other changes to any Award granted, provided that the modification, extension, renewal or other change is consistent with the provisions of the Plan and does not materially and adversely affect the Award. All determinations and interpretations made by the Board or the Committee, as the case may be, shall be binding and conclusive on all Participants (as hereinafter defined) and their legal representatives. No member of the Board, no member of the Committee, and no employee of the Company shall be liable for any act or failure to act hereunder, or for any act or failure to act by any other such member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated, except in circumstances directly involving bad faith, gross negligence or fraud on the part of the person sought to be held liable. References to the Board in the Plan shall hereinafter be deemed to refer to either the Board or the Committee, whichever is appropriate in the context in which the word is used.

3. Participants. Participation in the Plan is limited to members of the Board who are not salaried officers or employees of the Company or any of its direct or indirect subsidiaries (a “Nonemployee Director” or “Participant”).

4. Types of Awards. Awards under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Shares, and (e) Performance Units, all as described below (collectively “Awards”). In any calendar year, no Awards under the Plan may be granted to any individual Participant with respect to Common Shares having an aggregate Fair Market Value (as hereinafter defined) on the date of grant in excess of $120,000. The grant date of any Awards granted under the Plan will be the third trading day following the date of release of the Company’s financial results for the fiscal quarter during which (i) the relevant Nonemployee Director was initially elected to the Board or (ii) the relevant Nonemployee Director was re-elected to the Board at the Company’s annual meeting of shareholders (“Annual Meeting”), commencing with the Annual Meeting to be held on June 1, 2010. Having received an Award under the Plan does not give a Nonemployee Director any right to receive any other Award under the Plan and the Board may determine from time to time in its sole discretion that any or all Nonemployee Director(s) are not eligible to receive an Award under the Plan for an indefinite period or for a specified period of days, months and/or years.

5. Shares Reserved under the Plan. Subject to the following provisions of this Section 5, there is hereby reserved for issuance under the Plan up to an aggregate of 512,000 Common Shares (which will be reduced by an aggregate amount equal to the number of Common Shares, if any, issued by the Company after February 10, 2010 pursuant to the exercise of options granted under the Old Plan). The 512,000 Common Shares reserved for issuance under the Plan was determined under the rationale that the Common Shares reserved under this Plan, after giving effect to option grants and exercises under the Old Plan, not exceed the 700,000 Common Shares that have been reserved for issuance under the Old Plan. Since 188,000 Common Shares have been issued under the Old Plan, 512,000 Common Shares are being reserved for issuance under the Plan (700,000 minus 188,000 equals 512,000). In furtherance of this rationale, the 512,000 Common Shares reserved for issuance under the Plan will be reduced by the number of Common Shares, if any, as and when issued by the Company after February 10, 2010 (the date on which the Board approved the Plan) pursuant to the exercises, if any, of the 148,000 unexercised options granted and outstanding under the Old Plan. Accordingly, assuming no exercises of any unexercised stock options under the Old Plan prior to June 1, 2010 and assuming and subject to shareholder approval of the Plan at the June 1, 2010 Annual Meeting, as of that date there shall be 512,000 Common Shares reserved for issuance under the Plan. Common Shares underlying Awards that have lapsed, expired or otherwise terminated under the Plan without delivery of the underlying Common Shares or payment of the cash equivalent thereof shall become available for the grant of additional Awards under the Plan.

6. Stock Options. Stock Options will consist of awards from the Company, in the form of agreements, which will enable the holder to purchase a specified number of Common Shares, upon specified terms and at a specified fixed purchase price. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Board may impose from time to time, subject to the following limitations:

(a) Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Board may determine at the date of grant; provided, however, that the per-share exercise price for Stock Options shall not be less than 100% of the Fair Market Value of the Common Shares on the date such Stock Options are granted.

(b) Payment of Exercise Price. The Stock Option exercise price may be paid by check or, in the discretion of the Board, by the delivery to the Company of Common Shares of the Company then owned by the Participant or a combination of methods of payment; provided, however, that Stock Option agreements may provide that payment of the exercise price by delivery of Common Shares of the Company then owned by the Participant may be made only if such payment in and of itself does not result in a charge to earnings for financial accounting purposes as determined by the Board. In the discretion of the Board, if Common Shares are readily tradeable on a national securities exchange or other market system at the time of Stock Option exercise, payment may also be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price, or any substantially similar “cashless exercise” program. To facilitate the foregoing, the Company may enter into agreements or arrangements for coordinated procedures with one or more brokerage firms, including affiliated brokerage firms.

(c) Exercise Period. Stock Options granted under the Plan will be exercisable at such times and subject to such terms and conditions as shall be determined by the Board. In addition, Stock Options shall not be exercisable later than ten years after the date they are granted.

(d) Limitation of Rights in Shares. The recipient of a Stock Option shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the Common Shares subject thereto except to the extent that the Stock Option shall have been exercised and the Common Shares subject thereto have been issued and delivered to the Participant or the Participant’s brokerage firm account.

7. Stock Appreciation Rights. The Board may, in its discretion, grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of and without relation to Stock Options. Each Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as the Board shall impose from time to time, including the following:

(a) A Stock Appreciation Right relating to a Stock Option may be made part of such option at the time of its grant or at any time thereafter up to six months prior to its expiration.

(b) In the case of a Stock Appreciation Right issued in relation to a Stock Option, each Stock Appreciation Right will entitle the holder thereof to elect in lieu of exercising the Stock Option to receive the appreciation in the Fair Market Value of the Common Shares subject thereto up to the date such Stock Appreciation Right is exercised. Such appreciation shall be measured from not less than the Stock Option exercise price. In the case of a Stock Appreciation Right issued independently of any Stock Option, the appreciation shall be measured from not less than 100% of the Fair Market Value of the Common Shares on the date the Stock Appreciation Right is granted. Payment of any appreciation of a Stock Appreciation Right shall be made in cash or in Common Shares, or a combination thereof, as set forth in the Award, but no Stock Appreciation Right shall entitle the holder to receive, upon exercise thereof, more than the number of Common Shares (or cash of equal value) with respect to which the Stock Appreciation Right is granted.

(c) Each Stock Appreciation Right will be exercisable at the times and to the extent set forth therein, but no Stock Appreciation Right may be exercisable earlier than six months after the date it was granted or later than the earlier of (i) the term of the related Stock Option, if any, and (ii) ten years after it was granted. Exercise of a Stock Appreciation Right shall reduce the number of Common Shares issuable under the Plan (and under the related Stock Option, if any) by the number of Common Shares with respect to which such Stock Appreciation Right is exercised.

8. Stock Awards. Stock Awards will consist of Common Shares issued to Participants without payment therefor, or with payment at less than Fair Market Value. Stock Awards shall be subject to such terms and conditions as the Board determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares and rights of the Company to reacquire such shares for no consideration upon termination of the Participant’s service as a director of the Company within specified periods. The Board may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Common Shares covered by such an Award. The Board may also require that the stock certificates evidencing such shares be held in custody by the Company or a third party designated by the Company until the restrictions thereon shall have lapsed. The Participant shall have, with respect to the Common Shares subject to a Stock Award, all of the rights of a holder of Common Shares of the Company, including the right to receive dividends and to vote such shares.

9. Performance Shares.

(a) Performance Shares may be awarded either alone or in addition to other Awards granted under the Plan and shall consist of the right to receive Common Shares or cash of an equivalent value at the end of a specified Performance Period (defined below). The Board shall determine the Participants to whom and the time or times at which Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the duration of the period or periods (collectively, the “Performance Period”) during which, and the conditions under which, receipt of the Common Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in this Section 9. The Board may (but is not required to) condition the grant of Performance Shares upon the attainment of specified performance goals or such other factors or criteria as the Board shall determine.

(b) Performance Shares awarded pursuant to this Section 9 shall be subject to the following terms and conditions:

(i) Unless otherwise determined by the Board at the time of the grant of the Award, amounts equal to any dividends declared during the Performance Period with respect to the number of Common Shares covered by a Performance Share Award will not be paid to the Participant.

(ii) Subject to the applicable provisions of the Performance Share Award and the Plan, at the expiration of the Performance Period share certificates and/or cash of an equivalent value (as the Board may determine) shall be delivered to the Participant, or his or her legal representative, in a number equal to the vested shares covered by the Performance Share Award.

(iii) Subject to the applicable provisions of the Performance Share Award and the Plan, upon termination of a Participant’s service as a director of the Company for any reason during the Performance Period for a given Performance Share Award, the Performance Shares in question will vest or be forfeited in accordance with the terms and conditions established by the Board.

10. Performance Units.

(a) Performance Units may be awarded either alone or in addition to other Awards granted under the Plan and shall consist of the right to receive a fixed dollar amount, payable in cash or Common Shares or a combination of both. The Board shall determine the Participants to whom and the time or times at which Performance Units shall be awarded, the duration of Performance Units to be awarded to any person, the duration of the period or periods (collectively, the “Performance Cycle”) during which, and the conditions under which, a Participant’s right to Performance Units will be vested, the ability of Participants to defer the receipt of payment of such Performance Units, and the other terms and conditions of the Award in addition to those set forth in this Section 10. The Board may (but is not required to) condition the vesting of Performance Units upon the attainment of specified performance goals or such other factors or criteria as the Board shall determine.

(b) The Performance Units awarded pursuant to this Section 10 shall be subject to the following terms and conditions:

(i) At the expiration of the Performance Cycle, the Board shall determine the extent to which any performance goals have been achieved, and the percentage of the Performance Units of each Participant that have vested.

(ii) Subject to the applicable provisions of the Performance Unit Award and the Plan, at the expiration of the Performance Cycle cash and/or share certificates of an equivalent value (as the Board may determine) shall be delivered to the Participant, or his or her legal representative, in payment of the vested Performance Units covered by the Performance Unit Award.

(iii) Subject to the applicable provisions of the Performance Unit Award and the Plan, upon termination of a Participant’s service as a director of the Company for any reason during the Performance Cycle for a given Performance Unit Award, the Performance Units in question will vest or be forfeited in accordance with the terms and conditions established by the Board.

11. Adjustment Provisions.

(a) If the Company shall at any time change the number of issued Common Shares without new consideration to the Company (such as by stock dividend, stock split, recapitalization, reorganization, exchange of shares, liquidation, combination or other change in corporate structure affecting the number of issued Common Shares other than as contemplated under Section 5 hereof) or make a distribution of cash or property which has a substantial impact on the value of issued Common Shares, the total number of Common Shares available for Awards under the Plan shall be appropriately adjusted and the number of Common Shares covered by each outstanding Award and the reference price or Fair Market Value for each outstanding Award shall be adjusted so that the net value of such Award shall not be changed.

(b) In the case of any sale of assets, merger, consolidation, combination or other corporate reorganization or restructuring of the Company with or into another corporation or other entity which results in the outstanding Common Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof (an “Acquisition”), subject to the provisions of the Plan and any limitation applicable to the Award:

(i) any Participant to whom a Stock Option has been granted shall have the right thereafter and during the term of the Stock Option to receive upon exercise thereof the Acquisition Consideration (as defined below) per share which would have been received by such Participant upon exercise of the Stock Option or portion thereof, as the case may be, as if such exercise was made immediately prior to the Acquisition;

(ii) any Participant to whom a Stock Appreciation Right has been granted shall have the right thereafter and during the term of such Stock Appreciation Right to receive upon exercise thereof the difference on the exercise date between the aggregate fair market value of the Acquisition Consideration receivable upon such Acquisition by a holder of the number of Common Shares which are covered by such right and the aggregate reference price of such Stock Appreciation Right; and

(iii) any Participant to whom Performance Shares or Performance Units have been awarded shall have the right thereafter and during the term of the Award, upon fulfillment of the terms of the Award, to receive on the date or dates set forth in the Award, the Acquisition Consideration receivable upon the Acquisition by a holder of the number of Common Shares which are covered by the Award.

The term “Acquisition Consideration” shall mean the kind and amount of securities, cash or other property or any combination thereof receivable in respect of one Common Share upon consummation of an Acquisition.

(c) Notwithstanding any other provision of the Plan to the contrary, the Board may authorize the issuance, continuation or assumption of Awards or provide for other equitable adjustments thereto after any changes in the number or value of issued Common Shares resulting from any other merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence upon such terms and conditions as it may deem equitable and appropriate.

12. Nontransferability.

(a) Each Award granted under the Plan to a Participant shall not be transferable by such Participant otherwise than as required by law or court order (e.g., divorce decree), by will or the laws of descent and distribution, or by the Participant to a living revocable trust whereunder the Participant is grantor and trustee and the trust is a disregarded entity for income tax purposes with respect to the Participant, and shall be exercisable, in the case of an individual, only by such person during his or her lifetime. In the event of the death of a Participant while the Participant is a Board member, each Stock Option or Stock Appreciation Right previously granted to such person shall be exercisable during such period after his or her death as the Board shall in its discretion set forth in such Stock Option or Stock Appreciation Right at the date of grant (but not beyond the stated duration of such Stock Option or Stock Appreciation Right) and then only:

(i) By the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Stock Option or Stock Appreciation Right shall pass by will, trust or the laws of descent and distribution; and

(ii) To the extent that the deceased Participant was entitled to do so at the date of his or her death.

(b) Notwithstanding Section 12(a), in the discretion of the Board, an Award granted hereunder may be transferred to members of the Participant’s immediate family (which for purposes of the Plan shall be limited to the Participant’s children, grandchildren and spouse), or to one or more trusts for the benefit of such immediate family members or partnerships in which such immediate family members and/or trusts are the only partners or beneficiaries, as the case may be, but only if such Award expressly so provides.

13. Other Provisions. Awards under the Plan may also be subject to such other provisions (whether or not applicable to any other Awards under the Plan) as the Board determines appropriate, including, without limitation, provisions for the installment purchase of Common Shares under Stock Options (including the delivery of a promissory note in payment thereof), provisions for the installment exercise of Stock Appreciation Rights, provisions to assist the Participant in financing the acquisition of Common Shares, provisions for the forfeiture of, or restrictions on resale or other disposition of, Common Shares acquired under any form of Award, provisions for the acceleration of vesting of Awards in the event of a change of control of the Company, death, disability, retirement or other reasons, provisions for the payment of the value of Awards to Participants in the event of a change of control of the Company, or other reasons, or provisions to comply with federal and state securities laws, or setting forth understandings or conditions as to the Participant’s service as a member of the Board in addition to those specifically provided for under the Plan.

14. Fair Market Value. For purposes of the Plan and any Awards hereunder, Fair Market Value of Common Shares shall be the closing price for the Common Shares as reported on The NASDAQ Stock Market (or such other exchange or consolidated transaction reporting system on which such Common Shares are primarily traded) on the date of grant (or the closing price on the next trading date if Common Shares were not traded on the date of grant); provided, however, that, if the Common Shares are not at the applicable time readily tradeable on a national securities exchange or other consolidated transaction reporting system, Fair Market Value shall mean the amount determined in good faith by the Board as the fair market value of the Common Shares.

15. Withholding; Notification of Disposition. All payments or distributions made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Shares pursuant to the Plan, it may require the recipient to remit to it an amount sufficient to satisfy such tax withholding requirements prior to the delivery of such Common Shares. The Board may, in its discretion and subject to such rules as it may adopt, permit an Award holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with (i) the exercise of a Stock Option or a Stock Appreciation Right, (ii) the receipt or vesting of Stock Awards, or (iii) the receipt of Common Shares upon the expiration of the Performance Period or the Performance Cycle, respectively, with respect to any Performance Shares or Performance Units, by electing to have the Company withhold Common Shares having a fair market value equal to the amount to be withheld.

16. Tenure. A Participant’s right, if any, to continue to serve as a director of the Company shall not be enlarged or otherwise affected by such person’s designation as a Participant under the Plan.

17. Duration, Amendment and Termination. The Plan shall, subject to the approval of and adoption by the Company’s shareholders at the June 1, 2010 Annual Meeting, become effective June 1, 2010 at 5:00, p.m., eastern time. No Award shall be granted after May 31, 2020, 5:00, p.m., eastern time (the “Expiration Date”); provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the Participant or such other persons as may then have an interest therein or as otherwise permitted in Section 2. Also, by mutual agreement between the Company and a Participant hereunder, under the Plan or under any other present or future plan of the Company, Awards may be granted to such Participant in substitution and exchange for, and in cancellation of, any Awards previously granted such Participant under the Plan, or any other present or future plan of the Company. The Board may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this Section 17 shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent. The approval of the Company’s shareholders will be required for any amendment to the Plan which (i) would change or materially expand the class of persons eligible for participation in the Plan or otherwise materially modify the requirements as to eligibility for participation in the Plan, or (ii) would increase the maximum number of shares available for issuance under the Plan (unless made pursuant to the provisions of Section 11), or (iii) would materially increase benefits to Participants under the Plan, or (iv) would expand the types of Awards available under the Plan, or (v) is otherwise required to be approved by the shareholders pursuant to the Internal Revenue Code of 1986, as amended, Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”) or by any stock market, exchange or market system on which the Common Shares are listed. With respect to persons subject to Section 16 of the Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 and any successor provision(s) under the Act. To the extent any provision of the Plan or action by the Board fails so to comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3, or its successor under the Act, to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into the Plan insofar as Participants subject to Section 16 of the Act are concerned.

18. Governing Law. The Plan, all Awards hereunder and actions taken in connection herewith or therewith shall be governed by and construed in accordance with the laws of the State of Florida (regardless of any principles of choice or conflict of laws of such state or any other jurisdiction).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

TRADESTATION GROUP, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS June 1, 2010

The shareholder(s) hereby appoint(s) Salomon Sredni and Marc J. Stone, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TradeStation Group, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time, on June 1, 2010, and any adjournment or postponement thereof, at the Renaissance Fort Lauderdale-Plantation Hotel, 1230 South Pine Island Road, Plantation, Florida 33324.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

0000065018_2    R2.09.05.010

TRADESTATION GROUP, INC.

8050 S.W. 10TH ST, SUITE 4000

PLANTATION, FL 33324

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by TradeStation Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐

1.	Election of Directors
Nominees

01 Denise Dickins 02 Michael W. Fipps 03 Nathan D. Leight 04 Salomon Sredni 05 Charles F. Wright

The Board of Directors recommends you vote FOR the following proposal (s):					For	Against	Abstain

2.	APPROVAL OF ADOPTION OF THE TRADESTATION GROUP, INC. NONEMPLOYEE DIRECTOR INCENTIVE STOCK PLAN.				☐	☐	☐

3.	RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMEBER 31, 2010.				☐	☐	☐

NOTE: In their discretion, to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000065018_1    R2.09.05.010